Exhibit 3.1

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

BLACK STONE MINERALS, L.P.

2

3

4

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF BLACK STONE MINERALS, L.P.

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF BLACK STONE MINERALS, L.P., dated as of May 6, 2015 and is effective immediately prior to the Effective Time, is entered into by and among BLACK STONE MINERALS GP, L.L.C., a Delaware limited liability company, as the General Partner, and the Initial Limited Partners together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Partner is (x) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (y) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in  Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period; (b) less (i) the amount of any net increase during such period in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned); and (ii) the amount of any net decrease during such period in cash reserves (or the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures not constituting Operating Expenditures made during such period; and (c) plus (i) the amount of any net decrease during such period in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned); (ii) the amount of any net increase during such period in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for any Operating Expenditures required by any debt instrument for the repayment of principal, interest or premium; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for any Operating Expenditures initially established during such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. To the extent that disbursements made, cash received or cash reserves established, increased or reduced, or Working Capital Borrowings increased or reduced, after the end of a period are included in the determination of Operating Surplus for such period (as contemplated by the proviso in the definition of “Operating Surplus”) such disbursements, cash receipts and changes in cash reserves or Working

Capital Borrowings shall be deemed to have occurred in such period (and not in any future period) for purposes of calculating increases or decreases in Working Capital Borrowings or cash reserves during such period.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Sections 5.4(d)(i) or 5.4(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such property at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event as described in Section 5.4(d), in each case as determined by the General Partner.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of the Partnership including the Exhibits and Annexes hereto, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any other Person of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Bad Faith” means, with respect to any determination, action or omission, of any Person, board or committee, that such Person, board or committee reached such determination, or engaged in or failed to engage in such act or omission, with the belief that such determination, act or omission was adverse to the interests of the Partnership.

“Board of Directors” means the board of directors of the General Partner.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.4. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of a Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) addition or improvement to the assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or the construction or development of new, assets by any Group Member, or (c) capital contribution by a Group Member to a Person that is not a Subsidiary of a Group Member, in which a Group Member has, or after such capital contribution will have, an equity interest to fund the Group Member’s Pro Rata share of the cost of the acquisition of existing, or the construction or development of new or the improvement of existing, assets, in each case if such addition, improvement, acquisition, construction or development is made to increase the long-term operating capacity or net income of the Partnership Group from the long-term operating capacity or net income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from that existing immediately prior to such addition, improvement, acquisition or construction.

“Capital Surplus” means cash and cash equivalents distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(b).

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, Simulated Depletion, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination and as determined by the General Partner. In the case of any oil and gas property (as defined in Section 614 of the Code), adjusted basis shall be determined pursuant to Treasury Regulation Section 1.613A–3(e)(3)(iii)(C). The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.4(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” has the meaning assigned to such term in Section 13.5(b)(vi).

“Certificate” means a Certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests or Derivative Instruments.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” has the meaning assigned to such term in Section 4.8(a)(ii).

“Closing Date” means the first date on which Common Units are issued and delivered by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement in connection with the Initial Offering.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-

counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commences Commercial Service” means a Capital Improvement or replacement asset is first put into commercial service by a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) following, if applicable, completion of construction, acquisition, development and testing.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means an interest in the Partnership having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, with respect to any Quarter wholly within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all cash and cash equivalents distributed with respect to a Common Unit in respect of such Quarter pursuant to or in accordance with Section 6.4(a)(i).

“Conflicts Committee” means a committee of the Board of Directors composed entirely of one or more directors, each of whom is determined by the Board of Directors, after reasonable inquiry, (a) not to be an officer or employee of the General Partner (b) not to be an officer or employee of any Affiliate of the General Partner, or a director of any Affiliate of the General Partner (other than any Group Member), (c) not to be a holder of any ownership interest in any Affiliate of the General Partner, including any Group Member, that would be likely to have an adverse impact on the ability of such director to act in an independent manner with respect to the matter submitted or proposed to be submitted to the Conflicts Committee, other than Common Units, Subordinated Units and awards that are granted to such director under the Long-Term Incentive Plan, and (d) to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions paid in respect of Construction Equity.

“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions paid in respect of Construction Equity. Construction Equity does not include equity issued in the Initial Offering.

“Construction Period” means the period beginning on the date that a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) abandons or disposes of such Capital Improvement.

“Contributed Property” means each property, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Control” or “control” (including the terms “controlled” and “controlling”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters wholly within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions previously made pursuant to or in accordance with Sections 6.4(a)(ii) and 6.5(b) with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Cumulative Majority” means with respect to the removal of a Director by any group of Unitholders, that number of votes determined by the following formula:

(1	1)	× B + 1
A + 1

A = The aggregate number of Directors; and

B = The number of votes of the Units then Outstanding that would be entitled to vote for the election of such Director, measured on a Fully Diluted Basis.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, in respect of any class of Partnership Interests, as of the date of determination, the average of the daily Closing Prices per Partnership Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal of such former General Partner pursuant to Section 11.1.

“Derivative Instruments” means options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative instruments (other than equity interests in the Partnership) relating to, convertible into or exchangeable for Partnership Interests.

“Designated Persons” has the meaning given in Section 7.9(a).

“Director” means a member of the Board of Directors.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Time” means effective time of the merger of Merger Sub with and into the Organizational Limited Partner pursuant to the Merger and Contribution Agreement.

“Eligibility Certificate” has the meaning assigned to such term in Section 4.8(b).

“Eligibility Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Holder.

“Eligible Holder” means a Person that satisfies the eligibility requirements established by the General Partner for Partners pursuant to Section 4.8.

“Estimated Replacement Capital Expenditures” means an estimate made by the Board of Directors from time to time during the Subordination Period of the average quarterly Replacement Capital Expenditures that the Partnership will need to incur over the long term to maintain the operating capacity or net income of the Partnership Group (including the Partnership’s proportionate share of the average quarterly Replacement Capital Expenditures of its Subsidiaries that are not wholly owned) existing at the time the estimate is made. The Board of Directors will be permitted to make such estimate or any adjustments to a previous estimate in any manner it determines. Such estimate will be made no less frequently than annually and whenever an event occurs that the Board of Directors determines is likely to result in a material adjustment to the amount of future Estimated Replacement Capital Expenditures. Any adjustments to Estimated Replacement Capital Expenditures shall be prospective only.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (a) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units, or (b) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Excess Distribution” is defined in Section 6.1(d)(iii).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii).

“Expansion Capital Expenditures” means cash expenditures (including transaction expenses) for Capital Improvements, and shall not include Replacement Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include (a) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt and (b) distributions on Construction Equity, in each case paid in respect of the Construction Period. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“Family Member” has the meaning given in Section 4.5(f).

“Final Subordinated Units” is defined in Section 6.1(d)(x)(A).

“Fully Diluted Basis” means, with respect to the Partnership Interests at any time of determination, the number of Common Units that would be issued and Outstanding at such time, assuming that all options, rights, warrants or other convertible or derivative securities or instruments or other rights to acquire Common Units have been exercised or converted, as applicable, in full, regardless of whether any such options, rights, warrants, convertible or derivative securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms; provided, however, that for purposes of determining the “Fully Diluted Basis” of the Partnership Interests at any time, any redeemable Partnership Interests that are also by their terms convertible into or exchangeable for any Partnership Interests shall be treated as being (1) converted if, as of the relevant date, the current value of the Partnership Interests into or for which such redeemable Partnership Interests are convertible or exchangeable is greater than the value of the consideration for which such Partnership Interests may be redeemed or (2) redeemed if the condition in clause (1) is not met.

“Fully Diluted Percentage Interest” means, with respect to any Partner or other holder of Partnership Interests, as of any date, the number of Common Units held by such Partner or other holder (determined on a Fully Diluted Basis) divided by the total number of Common Units that are then Outstanding on a Fully Diluted Basis.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, the sum of (1) the weighted average number of Outstanding Units during such period plus (2) all Partnership Interests and Derivative Instruments (a) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the excess, if any, of (i) the number of Units issuable upon such conversion, exercise or exchange over (ii) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means Black Stone Minerals GP, L.L.C., a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as the general partner of the Partnership, in their capacity as the general partner of the Partnership.

“General Partner Interest” means the management interest of the General Partner in the Partnership (in its capacity as general partner and without reference to any Limited Partner Interest held by it), which includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Good Faith” means, with respect to any determination, action or omission, of any Person, board or committee, that such determination, action or omission was not taken in Bad Faith.

“GP Available Cash” means all cash and cash equivalents on hand derived from or attributable to the Partnership’s ownership of, or sale or other disposition of, the membership interests of the General Partner.

“GP Items” means the income, gains, losses, deductions and credits which are attributable to the Partnership’s ownership of, or sale or other disposition of, the membership interests of the General Partner.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in the price of hydrocarbons, interest rates, basis differentials or currency exchange rates in their operations or financing activities, in each case, other than for speculative purposes.

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Director, and any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person (other than the Partnership) who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” has the meaning assigned to such term in Section 4.8(c).

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Limited Partners” means the limited partners of the Partnership prior to the Initial Offering.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including any offer and sale of Common Units pursuant to an exercise of the Over-Allotment Option.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters first offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, including sales of debt securities and other incurrences of indebtedness for borrowed money, by any Group Member, other than Working Capital Borrowings; (b) sales of equity interests of any

Group Member (including the Common Units sold to the Underwriters pursuant to the Underwriting Agreement) and (c) sales or other dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Investment Capital Expenditures” means capital expenditures other than Replacement Capital Expenditures and Expansion Capital Expenditures.

“Lender” has the meaning given in Section 4.5(f).

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, the Initial Limited Partners, the General Partner (in its capacity as a limited partner) and each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.2, in each case in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any Units owned by the General Partner except as may otherwise be required by any non-waivable provision of law.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Preferred Units, Subordinated Units or other Partnership Interests or a combination thereof or interest therein (but excluding Derivative Instruments), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner hereunder; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any Units owned by the General Partner except as may otherwise be required by any non-waivable provision of law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the Partners have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidation Gain” has the meaning set forth in the definition of Net Termination Gain.

“Liquidation Loss” has the meaning set forth in the definition of Net Termination Loss.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Long-Term Incentive Plan” means the Black Stone Minerals, L.P. Long-Term Incentive Plan, as it may be amended, restated or modified from time to time, or any equity compensation plan successor thereto.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Merger and Contribution Agreement” means that certain Merger and Contribution Agreement, dated as of May 6, 2015, among the Organizational Limited Partner, the Partnership and the other parties thereto, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Merger Sub” means Black Stone Minerals Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership.

“Minimum Quarterly Distribution” means the amount per Unit per Quarter specified below (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 6.5.

Four Quarters Ending March 31	Minimum Quarterly Distribution (per unit)
	Per Quarter	Annualized
2016[1]	$0.2625	$1.05
2017	$0.2875	$1.15
2018	$0.3125	$1.25
2019 and thereafter	$0.3375	$1.35

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) of the Securities Exchange Act (or successor to such Section)) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4(b) and shall include Simulated Gain (as provided in Section 6.1(e)(iii)), but shall not include Simulated Depletion, Simulated Loss, or items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4(b) and shall include Simulated Gain (as provided in Section 6.1(e)(iii)), but shall not include Simulated Depletion, Simulated Loss, or any items specially allocated under Section 6.1(d).

“Net Termination Gain” means, as applicable, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4) that are recognized (i) after the Liquidation Date (“Liquidation Gain”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Gain”), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event (“Revaluation Gain”); provided, however, the items included in the determination of Net Termination Gain shall include Simulated Gain (as provided in

[1]	The distribution for these four quarters shall include an amount for the partial quarter commencing with the closing of the Initial Offering and ending at the close of business on June 30, 2015.

Section 6.1(e)(iii)) but shall not include Simulated Depletion, Simulated Loss, or any items of income, gain or loss specially allocated under Section 6.1(d); and provided, further, that Sale Gain and Revaluation Gain shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Sale Gain or Revaluation Gain occurs.

“Net Termination Loss” means, as applicable, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4) that are recognized (i) after the Liquidation Date (“Liquidation Loss”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Loss”), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event (“Revaluation Loss”); provided, however, items included in the determination of Net Termination Loss shall include Simulated Gain (as provided in Section 6.1(e)(iii)) but shall not include Simulated Depletion, Simulated Loss, or any items of income, gain or loss specially allocated under Section 6.1(d); and provided, further, that Sale Loss and Revaluation Loss shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Sale Loss or Revaluation Loss occurs.

“Nominating Limited Partner Group” has the meaning given in Section 13.5(b)(vii).

“Nomination Notice” has the meaning given in Section 13.5(b)(vii).

“Nomination Period” has the meaning given in Section 13.5(b)(viii)(A).

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(c) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning given in Section 15.1(b).

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursements of expenses of the General Partner, payments made under any Hedge Contracts, officer compensation, repayment of Working Capital Borrowings, interest and principal payments on indebtedness and Estimated Replacement Capital Expenditures, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) Replacement Capital Expenditures, (iv) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (v) distributions to Partners except as provided in clause (e) below or (vi) repurchases of Partnership Interests, other than redemptions of priority Partnership Interests (which are addressed in clause (e) below) and repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases; where cash expenditures are made in part for Replacement Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each;

(d) (i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its scheduled settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated; and

(e) distributions made prior to the Liquidation Date with respect to Partnership Interests that have a priority right to receive distributions over the Common Units shall be treated as interest payments with respect to such priority Partnership Interests, and other payments, such as payments in redemption of such Partnership Interests, shall be treated as the repayment of indebtedness.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $137.6 million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to its scheduled settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled life of such Hedge Contract had it not been so terminated, and (iii) the amount of cash distributions paid in respect of Construction Equity and paid in respect of the Construction Period, less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; (iii) all Working Capital Borrowings not repaid within twelve (12) months after having been incurred or repaid within such twelve month period with the proceeds of additional Working Capital Borrowings and (iv) any loss realized on disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), cash received or cash reserves established, increased or reduced, or Working Capital Borrowings increased or reduced, after the end of such period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, (x) “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero; and (y) cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means Black Stone Minerals Company, L.P., in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Organizational LP Partnership Agreement” has the meaning given in Section 16.9(a).

“Original Director” means a Person who is a Director on the date of the Initial Offering.

“Original General Partner” means Black Stone Natural Resources, L.L.C.

“Other Convertible Unit” means any Unit (other than a Subordinated Unit) issued by the Partnership, which by its terms is convertible into a Common Unit.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group beneficially owns 15% or more of the Partnership Interests of any class, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) Partnership Interests of a class owned by an Initial Limited Partner who, as of the date of the Initial Offering, owned 15% or more of the Partnership Interests of such class, (ii) any Person or Group who acquired 15% or more of the Partnership Interests of a class, which Partnership Interests were owned by an Initial Limited Partner as of the date of the Initial Offering; provided that the Board of Directors shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 15% or more of any class of Partnership Interests issued by the Partnership, provided that the Board of Directors shall have notified such Person or Group in writing that such limitation shall not apply; provided, further, however that Restricted Common Units shall not be treated as Outstanding for purposes of Section 6.1.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning given to such term in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning given to such term in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(i)(1), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Black Stone Minerals, L.P., a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries.

“Partnership Interest” means any class or series of equity interest (or, in the case of the General Partner, management interest) in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude Derivative Instruments.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means as of any date of determination, as to any Unitholder with respect to Units, the quotient obtained by dividing (i) the number of Units held by such Unitholder by (ii) the total number of Outstanding Units. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Permitted Transferee” has the meaning given in Section 4.5(f).

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning given in Section 14.1.

“Pledged Interest” has the meaning given in Section 4.5(f).

“Preferred Unit” means a Partnership Interest, designated as a “Preferred Unit,” which entitles the holder thereof to a preference with respect to the payment of liquidating or nonliquidating distributions over Common Units and Subordinated Units.

“Privately Placed Units” means any Partnership Interests issued for cash or property other than pursuant to a public offering.

“Pro Rata” means when used with respect to (a) Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) all Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, and (c) some but not all Partners or Record Holders, apportioned among such Partners or Record Holders in accordance with their relative Percentage Interests.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all the Common Units pursuant to Article XV.

“Qualified Nominee” means an individual who has an educational background and business experience that, taken together, are reasonably commensurate with, or more extensive than, the educational background and business experience of any of the then-current Directors.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

“Rate Eligibility Trigger” has the meaning assigned to such term in Section 4.8(a)(i).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to Partnership Interests of any class for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-202875) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering, including any related registration statement filed pursuant to Rule 462(b) under the Securities Act.

“Replacement Capital Expenditures” means cash expenditures (including expenditures for the replacement, improvement or expansion of the assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, assets) made or incurred to maintain the long-term operating capacity or net income of the Partnership Group.

“Required Allocations” means any allocation of an item of income, gain, loss and deduction pursuant to Sections 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(v), 6.1(d)(vi), 6.1(d)(vii) or 6.1(d)(ix), or Section 6.1(e).

“Required Provision” has the meaning assigned to such term in Section 16.9(b).

“Restricted Common Unit” means a Common Unit (i) that was granted to the holder thereof in connection with such holder’s performance of services for the Partnership or its Affiliates, (ii) that remains subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and (iii) with respect to which no election was made pursuant to Section 83(b) of the Code. As set forth in the final proviso in the definition of “Outstanding,” Restricted Common Units are not treated as Outstanding for purposes of Section 6.1. Upon the lapse of the “substantial risk of forfeiture” with respect to a Restricted Common Unit, for U.S. federal income tax purposes such Common Unit will be treated as having been newly issued in consideration for the performance of services and will thereafter be considered to be Outstanding for purposes of Section 6.1.

“Revaluation Event” means an event that results in an adjustment of the Carrying Value of each Partnership property pursuant to Section 5.4(d).

“Revaluation Gain” has the meaning set forth in the definition of Net Termination Gain.

“Revaluation Loss” has the meaning set forth in the definition of Net Termination Loss.

“Sale Gain” has the meaning set forth in the definition of Net Termination Gain.

“Sale Loss” has the meaning set forth in the definition of Net Termination Loss.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Simulated Basis” means the Carrying Value of any oil and gas property (as defined in Section 614 of the Code).

“Simulated Depletion” means, with respect to an oil and gas property (as defined in Section 614 of the Code), a depletion allowance computed in accordance with federal income tax principles set forth in Treasury Regulation Section 1.611-2(a)(1) (as if the Simulated Basis of the property was its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2), applying the cost depletion method. For purposes of computing Simulated Depletion with respect to any oil and gas property (as defined in Section 614 of the Code), the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis. If the Carrying Value of an oil and gas property is adjusted pursuant to Section 5.4(d) during a taxable period, following such adjustment Simulated Depletion shall thereafter be calculated under the foregoing provisions based upon such adjusted Carrying Value.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of an oil or gas property (as defined in Section 614 of the Code) over the Carrying Value of such property and determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the excess, if any, of the Carrying Value of an oil or gas property (as defined in Section 614 of the Code) over the amount realized from the sale or other disposition of such property and determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Special Approval” means approval by a majority of the members of the Conflicts Committee, whether in the form of approval or approval and recommendation to the Board of Directors.

“Subordinated Unit” means a Partnership Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not refer to or include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordinated Unitholder” means a Unitholder who holds Subordinated Units.

“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of (a) the first Business Day following the distribution pursuant to Section 6.4(a) in respect of any Quarter beginning with the Quarter ending March 31, 2019, in respect of which (i) (A) aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units (excluding the Preferred Units) with respect to the four-Quarter period immediately preceding such Business Day equaled or exceeded the sum of the Minimum Quarterly Distribution on all such Outstanding Common Units, Subordinated Units and other Outstanding Units during such four-quarter period and (B) the Adjusted Operating Surplus for such period equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units (excluding the Preferred Units) that were Outstanding during such period on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages, and (b) at any time after March 31, 2019, the date on which the General Partner elects to cause the Subordinated Units to convert into Common Units in accordance with the provisions of Section 5.6.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership at the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Supermajority Vote of the Board of Directors” means the affirmative vote of not less than seventy-five percent (75%) of all Directors.

“Supermajority Vote of the Unitholders” means, subject to the terms of any Supplemental Terms Annex, the affirmative vote of holders of a two-thirds majority of the Outstanding Common Units and Subordinated Units, voting as a single class.

“Supplemental Terms Annex” has the meaning assigned to such term in Section 5.5(b).

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b)(ii).

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted to trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and Transfer Agent for any class of Partnership Interests; provided that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“Underwriter” means each Person named as an underwriter in the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement dated April 30, 2015, by and among the representatives of the Underwriters, the Partnership, the General Partner and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Subordinated Units; provided, however, that when the term “Units” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any Unit owned by the General Partner except as may otherwise be required by any non-waivable provision of law.

“Unit Majority” means, subject to the terms of any Supplemental Terms Annex, (i) during the Subordination Period, a majority of the Outstanding Common Units and a majority of the Outstanding Subordinated Units, voting together as a single class, and (ii) after the end of the Subordination Period, a majority of the Outstanding Common Units.

“Unitholders” means the holders of Units.

“Unpaid MQD” is defined in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of such Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of such Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision, or combination of such Units.

“Unrestricted Person” means each Indemnitee, each Partner and each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner and any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement but excluding in each case, (a) current Directors who are also employees of the Partnership, the General Partner or any of their respective Controlled Affiliates and (b) any Affiliates of such Directors.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and (e) the exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The Partnership was formed as a limited partnership pursuant to the provisions of the Delaware Act. The parties hereto hereby amend and restate the original Agreement of Limited Partnership of the Partnership (as heretofore amended) in its entirety. This amendment and restatement shall become effective immediately prior to the Effective Time on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2 Name. The name of the Partnership shall be “Black Stone Minerals, L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” the letters “LP,” or “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication to the Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Trust Company. The principal office of the Partnership shall be located at 1001 Fannin Street, Suite 2100, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 1001 Fannin Street, Suite 2100, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership Group of any business.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

Section 2.8 Power of Attorney.

(a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI, or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Interests issued pursuant to Section 5.5; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Section 5.1(b) or Article XIV; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.8(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.8(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in Good Faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in Good Faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be considered participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Outside Activities of the Limited Partners. Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense to obtain:

(i) true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Exchange Act) prior to the date of such written demand;

(ii) a current list of the name and last known business, residence or mailing address of each Record Holder;

(iii) a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

(iv) such other information regarding the affairs of the Partnership as the General Partner determines is just and reasonable.

(b) The rights pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(a) as limited by Sections 3.4(c) and 3.4(d).

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business, (C) that any Group Member is required by law or by agreement with any third party to keep confidential or (D) could reasonably be expected to materially adversely impact the Partnership.

(d) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests or Derivative Instruments, Partnership Interests and Derivative Instruments shall not be evidenced by Certificates. Certificates that are issued shall be executed on behalf of the Partnership by the Chairman of the Board, President, Chief Executive Officer or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. The signatures of such officers upon a Certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such Certificate shall have ceased to be such officer before such Certificate is issued, it may be issued by the Partnership with the same effect as if he or she were such officer at the date of its issuance. No Certificate for any class of Partnership Interests or Derivative Instruments shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests or Derivative Instruments, provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests or Derivative Instruments of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests or Derivative Instruments, as the case may be, have been duly registered in accordance with the directions of the Partnership. With respect to any Partnership Interests or Derivative Instruments that are represented by physical Certificates, the General Partner may determine that such Partnership Interests or Derivative Instruments, as the case may be, will no longer be represented by physical Certificates and may, upon written notice to the holders of such Partnership Interests or Derivative Instruments, as the case may be, and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests or Derivative Instruments, as the case may be, to be registered in book entry or global form and may cause such Certificates to be cancelled or deemed cancelled.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests or Derivative Instruments as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Partnership Interests or Derivative Instruments represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, grant of security interest, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise, or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise (but not the pledge, grant of security interest, encumbrance, hypothecation or mortgage), including any transfer upon foreclosure or other exercise of remedies of any pledge, security interest, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in such Partner and the term “transfer” shall not mean any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe, the Partnership will provide for the registration and transfer of Limited Partner Interests in compliance with the terms of this Agreement.

(b) The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Partnership register.

(c) Upon the receipt by the General Partner of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Partnership register.

(d) Except as provided in Section 4.9, by acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, or agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) acknowledges and agrees to the provisions of Section 10.1.

(e) To the fullest extent permitted by law, Initial Limited Partners shall not, for a period of 45 days following the Initial Offering, offer for sale, sell, pledge, transfer, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any Person at any time in the future of) any of the Common Units held by such Person or enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of such Common Units, except as permitted by the General Partner.

(f) Except upon the written approval of the General Partner, no Subordinated Unitholder may offer for sale, sell, pledge, transfer, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition to any Person at any time in the future of) any of the Subordinated Units or interest therein, or contract to do or permit any of the foregoing, whether voluntarily or by operation of law, and any attempt to do so shall be void; provided, however, that any Subordinated Unitholder may dispose of all or part of its Subordinated Units to a Permitted Transferee, but only if (i) the Permitted Transferee shall execute a written agreement acknowledging to the Partnership that it is subject to the terms and provisions hereof, including this Section 4.5(f) and (ii) such disposition shall not have as its principal purpose the intent to circumvent the transfer restrictions under this Section 4.5(f). In addition, a Subordinated Unitholder may encumber, mortgage, pledge, grant a security interest or lien in or hypothecate all or part of its Subordinated Units (“Pledged Interest”) in favor of or to any financial institution or other lender (each a “Lender”), but, with respect to any such encumbrance, mortgage, pledge, grant or lien not existing prior to the Effective Time, only if the Lender shall execute a written agreement acknowledging to the Partnership that should it become a Subordinated Unitholder it is subject to the terms and provisions hereof, including this Section 4.5(f). For this purpose, a “Permitted Transferee” means, with respect to any Subordinated Unitholder, (a) any other Subordinated Unitholder; (b) any Family Member of such Subordinated Unitholder; (c) in the case of a Subordinated Unitholder which is an entity, any owner (including a partner, shareholder or member) of such entity; or (d) any Affiliate of such Subordinated Unitholder. “Family Member” means (a) any ancestor or descendent (including any stepchild or adopted child) of a Subordinated Unitholder; (b) any spouse of a Subordinated Unitholder or ancestor or descendent of a Subordinated Unitholder; (c) any descendent of a grandparent of a Subordinated Unitholder; (d) any spouse of any descendent of a grandparent of a Subordinated Unitholder; (e) any trust established for the primary benefit of a Subordinated Unitholder or any of the foregoing Persons; (f) in the case of a Subordinated Unitholder which is a trust, any beneficiary of such trust; (g) an entity which is controlled (whether by ownership of voting securities or contract or other arrangement) by the Subordinated Unitholder or any of the foregoing Persons; or (h) any organization described in Section 170(b)(1)(A), 170(c), 2055(a) or 2522(a) of the Code.

(g) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) Section 4.8, (v) with respect to any class or series of Limited Partner Interests, the provisions of any Supplemental Terms Annex, (vi) any contractual provisions binding on any Limited Partner, and (vii) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

Section 4.6 Transfer of the General Partner Interest.

(a) The General Partner shall not transfer all or any part of its General Partner Interest to another Person (except a direct or indirect wholly-owned Subsidiary of the Partnership) and the Partnership shall not transfer all or any part of its equity interest in the General Partner to another Person (except a direct or indirect wholly-owned Subsidiary of the Partnership), in each case, without the consent of a Supermajority Vote of the Unitholders.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if the General Partner determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Agreement, other than Section 4.7(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

Section 4.8 Eligibility Certificates; Ineligible Holders.

(a) If at any time the General Partner determines, with the advice of counsel, that:

(i) the Partnership not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more Limited Partners (or type of Limited Partners) or their owners, has or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by any Group Member (a “Rate Eligibility Trigger”); or

(ii) the nationality, citizenship or other related status (or lack of proof thereof) of one or more Limited Partners (or type of Limited Partners) or their owners creates or is reasonably likely to create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest under any federal, state or local law or regulation (a “Citizenship Eligibility Trigger”);

then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their owners, as the General Partner determines to be necessary or appropriate to reduce the risk of occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partners and, to the extent relevant, their owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate the risk of cancellation or forfeiture of any properties or interests therein.

(b) Such amendments may include provisions requiring all Partners to certify as to their (and their owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as Partners (any such required certificate, an “Eligibility Certificate”).

(c) Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its owners’) status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its owner) is not an Eligible Holder (an “Ineligible Holder”), the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner shall be substituted and treated as the owner of all Partnership Interests owned by an Ineligible Holder.

(d) The General Partner shall, in exercising voting rights in respect of Partnership Interests held by it on behalf of Ineligible Holders, cast such votes in the same manner and in the same ratios as the votes of Partners (including the General Partner and its Affiliates) in respect of Partnership Interests other than those of Ineligible Holders are cast.

(e) Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Ineligible Holder of the portion of his Partnership Interest representing his right to receive his share of such distribution in kind.

(f) At any time after he can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Partnership Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the owner in respect of such Ineligible Holder’s Partnership Interests.

(g) None of the provisions of this Section 4.8 or Section 4.9 apply with respect to the Preferred Units with the terms set forth in the Supplemental Terms Annex attached hereto as Annex A that is in effect as of the Closing Date.

Section 4.9 Redemption of Partnership Interests of Ineligible Holders.

(a) If at any time a Partner fails to furnish an Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.8 or if upon receipt of such Eligibility Certificate, the General Partner determines, with the advice of counsel, that a Partner is an Ineligible Holder, the Partnership may, unless the Partner establishes to the satisfaction of the General Partner that such Partner is an Eligible Holder or has transferred his Limited Partner Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Partner, at his or her last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 8% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.9 shall also be applicable to Partnership Interests held by a Partner as nominee of a Person determined to be an Ineligible Holder.

(c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided that the transferee of such Partnership Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Contributions by the General Partner and its Affiliates.

(a) In connection with the formation of the Partnership under the Delaware Act, Black Stone Natural Limited Resources, L.L.C. (the “Original General Partner”) was admitted as the sole general partner of the Partnership and the Organizational Limited Partner was admitted as the sole Limited Partner in exchange for a Capital Contribution of $100. On November 21, 2014, the Original General Partner transferred its non-economic general partner interest in the Partnership to the General Partner pursuant to that certain Assignment of Partnership Interest, dated as of November 21, 2014 between the Original General Partner and the General Partner (which was consented to by the Organizational Limited Partner) and pursuant to such assignment, the General Partner was admitted as the sole general partner of the Partnership and the Partnership was continued without dissolution. On May 5, 2015, the General Partner made a Capital Contribution to the Partnership in the amount of $32,197,643.38 in exchange for a 1% Limited Partner Interest and was admitted as a Limited Partner. Immediately prior to the Effective Time, the General Partner’s 1% Limited Partner Interest is hereby converted into 733,670 Common Units and 960,943 Subordinated Units and the Organizational Limited Partner’s Limited Partner Interest is hereby converted into 1,000 Common Units.

(b) At the Effective Time, pursuant to this Agreement and/or the Merger and Contribution Agreement, (i) the Common Units held by the Organizational Limited Partner shall be redeemed and cancelled in exchange for a return of the Organizational Limited Partner’s initial Capital Contribution to the Partnership; (ii) Merger Sub shall merge with and into the Organizational Limited Partner; and (iii) the Partnership shall issue an aggregate of 72,633,333 Common Units and 95,133,333 Subordinated Units to the common unitholders of the Organizational Limited Partner and an aggregate of 117,980 Preferred Units with the terms set forth on the Supplemental Terms Annex attached hereto as Annex A and dated as of the date hereof to the preferred unitholders of the Organizational Limited Partner.

Section 5.2 Contributions by Underwriters.

(a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(b) Upon the exercise, if any, of the Over-Allotment Option, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(c) No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.3 Interest and Withdrawal. No interest on Capital Contributions shall be paid by the Partnership. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered as the withdrawal or return of its Capital Contribution by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.4 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by the Partner with respect to such Partnership Interest, (ii) all items of Partnership income and gain computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and (iii) the portion of any amount realized from the disposition of an oil and gas property that constitutes Simulated Gain allocated with respect to such Partnership Interest in accordance with Section 6.1(e)(iii) and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions to the Partner of cash or property made with respect to such Partnership Interest, provided that the Capital Account of a Partner shall not be reduced by the amount of any distributions made with respect to Restricted Common Units held by such Partner, (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and (z) Simulated Depletion and Simulated Loss in accordance with Section 6.1(e)(ii).

(b) For purposes of computing the amount of any item of income, gain, loss, deduction, Simulated Depletion, Simulated Gain or Simulated Loss that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.4, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) The computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made (x) except as otherwise provided in this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Partnership, and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

(iv) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(l)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(v) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.4(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(vi) Any income, gain, loss, Simulated Gain or Simulated Loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.

(vii) Any deductions for depreciation, amortization or other cost recovery attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment. Simulated Depletion will be computed in accordance with the provisions of the definition of Simulated Depletion.

(viii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)(i) Except as otherwise provided in this Section 5.4(c), a transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section 6.8(b), immediately prior to the transfer of (i) a Subordinated Unit, (ii) a Common Unit that has been converted from a Subordinated Unit pursuant to Section 5.6 or (iii) any Other Convertible Unit that has converted into a Common Unit by a holder thereof (in each case, other than a transfer to an Affiliate unless the General Partner elects to have this Section 5.4(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units, Common Units converted from Subordinated Units or Common Units converted from Other Convertible Units, as the case may be, will (A) first, be allocated to the Subordinated Units, Common Units converted from Subordinated Units or Common Units converted from Other Convertible Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units, Common Units converted from Subordinated Units or Common Units converted from Other Convertible Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units, Common Units converted from Subordinated Units or Common Units converted from Other Convertible Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units, retained Common Units converted from Subordinated Units or retained Common Units converted from Other Convertible Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Subordinated Units, transferred Common Units converted from Subordinated Units or transferred Common Units converted from Other Convertible Units will have a balance equal to the amount allocated under clause (A) above.

(d)(i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services (including upon the lapse of a “substantial risk of forfeiture” with respect to a Restricted Common Unit) or the conversion of any Partnership Interests or Derivative Instruments issued pursuant to Section 5.5 to Common Units, the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed

Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If, upon the occurrence of a Revaluation Event described in this Section 5.4(d), a Noncompensatory Option of the Partnership is Outstanding, the Partnership shall adjust the Carrying Value of each Partnership Property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time, and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than one made pursuant to Section 12.4 be determined in the same manner as that provided in Section 5.4(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.5 Issuances of Additional Partnership Interests and Derivative Instruments

(a) Subject to the terms of a Supplemental Terms Annex, the Partnership may issue additional Partnership Interests (other than General Partner Interests) and Derivative Instruments for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partner.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior or junior to, or pari passu with existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may, or shall be required to, redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest. The rights and preferences of any additional class of Partnership Interests issued pursuant to this Section 5.5 shall be set forth in an annex to this Agreement (each, a “Supplemental Terms Annex”), the provisions of which shall supplement and, to the extent inconsistent with any other provision of this Agreement, supersede the provisions hereof. To the extent that more than one Supplemental Terms Annex is in effect at any time and the terms of such Supplemental Terms Annexes conflict with each other, then the terms set forth in the most recently adopted Supplemental Terms Annex shall control.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Instruments pursuant to this Section 5.5, (ii) the conversion of the General Partner’s general partner interest to Common Units (to the extent that the General Partner has an economic general partner interest) pursuant to the terms of this Agreement, or conversion to Common Units or, prior to the end of the Subordination Period, Subordinated Units, (iii) reflecting the admission of such additional Partners in the books and records of the Partnership as the Record Holder of such Partnership Interests, and (iv) all additional issuances of Partnership Interests. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the General Partner’s general partner interest into Common Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.6 Conversion of Subordinated Units

(a) If the Subordination Period expires in accordance with the provisions of Section 5.6(b), the Subordinated Units shall convert into such number of Common Units as is prescribed by Section 5.6(b) upon such expiration of the Subordination Period. If the Subordination Period expires in accordance with any provisions of this Agreement other than Section 5.6(b), then the Subordinated Units shall convert into Common Units on a one-for-one basis upon such expiration of the Subordination Period.

(b) At any time on or after August 30, 2019, provided that there are no Cumulative Common Unit Arrearages in respect of the Quarter immediately preceding such date and upon the election of the Board of Directors in its sole discretion, the outstanding Subordinated Units shall be converted into a number of Common Units to be determined by multiplying the number of outstanding Subordinated Units by a fraction, (i) the numerator of which is equal to the aggregate amount of distributions from Operating Surplus (not to exceed Adjusted Operating Surplus) on the outstanding Subordinated Units (“Historical Distributions”) for the four fiscal Quarters immediately preceding the date of conversion (the “Measurement Period”) and (ii) the denominator of which is equal to the aggregate amount of distributions that would have been required during the Measurement Period to pay the Minimum Quarterly Distribution on all outstanding Subordinated Units during such four-Quarter period; provided, that if the forecasted distributions to be paid from forecasted Operating Surplus (not to exceed forecasted Adjusted Operating Surplus) on the outstanding Subordinated Units for the four fiscal Quarter period immediately following the Measurement Period (“Forecasted Distributions”), as determined by the Conflicts Committee with the assistance of a nationally-recognized investment bank or financial advisor, is less than Historical Distributions, then the numerator shall be Forecasted Distributions (instead of Historical Distributions); provided, further, however, that the outstanding Subordinated Units may not convert into the Common Units at a ratio that is greater than one-to-one.

Section 5.7 Splits and Combinations

(a) The Partnership may make a distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests. Upon any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event (subject to the effect of Section 5.7(d)), and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units shall be proportionately adjusted retroactively to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice.

(c) Promptly following any such distribution, subdivision, or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by a Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Partnership Interests. If a distribution, subdivision, combination or reorganization of Partnership Interests would result in the issuance of fractional Units but for the provisions of Section 5.5(d) and this Section 5.7(d), each fractional Unit shall be rounded to the nearest whole Unit (fractional units equal to or greater than a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.8 Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

Section 5.9 Deemed Capital Contributions by Partners. Consistent with the provisions of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to any employee or other service provider of the Partnership Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then (a) such property shall be treated as having been contributed to the Partnership by such Partner and (b) immediately thereafter the Partnership shall be treated as having transferred such property to the employee or other service provider.

Section 5.9 No Preemptive Rights. Except as may be provided in a separate agreement between the Partnership and another Person, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. Subject to the terms of any Supplemental Terms Annex, for purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss, deduction, amount realized and Simulated Gain (computed in accordance with Section 5.4(b)) for each taxable period shall be allocated among the Partners, and the Capital Accounts of the Partners shall be adjusted for Simulated Depletion and Simulated Loss, as provided herein below. As set forth in the definition of “Outstanding,” Restricted Common Units shall not be considered to be Outstanding Common Units for purposes of this Section 6.1 and references herein to Unitholders holding Common Units shall be to such Unitholders solely with respect to their Common Units other than Restricted Common Units.

(a) Net Income. After giving effect to the Capital Account adjustments pursuant to Section 6.1(e)(ii), Net Income for each taxable period (including a pro rata part of each item of income, gain, loss, deduction and, to the extent provided in Section 6.1(e)(iii), Simulated Gain taken into account in computing Net Income for such taxable period) shall be allocated as follows:

(i) First, to the General Partner until the aggregate amount of Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods; and

(ii) Second, the balance, if any, 100% to the Unitholders, Pro Rata.

(b) Net Loss. After giving effect to the Capital Account adjustments pursuant to Section 6.1(e)(ii), Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss, deduction and, to the extent provided in Section 6.1(e)(iii), Simulated Gain taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

(i) First, to the Unitholders, Pro Rata; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii) Second, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. After giving effect to the Capital Account adjustments pursuant to Section 6.1(e)(ii), Net Termination Gain or Net Termination Loss occurring during a taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of cash and cash equivalents provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4; and provided, further, that Net Termination Gain or Net Termination Loss attributable to (i) Liquidation Gain or Liquidation Loss shall be allocated on the last day of the taxable period during which such Liquidation Gain or Liquidation Loss occurred, (ii) Sale Gain or Sale Loss shall be allocated as of the time of the sale or disposition giving rise to such Sale Gain or Sale Loss and allocated to the Partners consistent with the second proviso set forth in Section 6.2(g) and (iii) Revaluation Gain or Revaluation Loss shall be allocated on the date of the Revaluation Event giving rise to such Revaluation Gain or Revaluation Loss.

(i) Except as provided in Section 6.1(c)(iv) and subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, deduction and, to the extent provided in Section 6.1(e)(iii), Simulated Gain taken into account in computing Net Termination Gain) shall be allocated in the following order and priority:

(A) First, to each Partner having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) if the Net Termination Gain is attributable to Liquidation Gain, the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Sections 6.4(a)(i) or 6.4(b) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage with respect to such Common Unit;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding

Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) if the Net Termination Gain is attributable to Liquidation Gain, the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter; and

(D) Finally, 100% to all Unitholders, Pro Rata.

(ii) Except as otherwise provided by Sections 6.1(c)(iii) or 6.1(c)(iv), Net Termination Loss (including a pro rata part of each item of income, gain, loss, deduction and, to the extent provided in Section 6.1(e)(iii), Simulated Gain taken into account in computing Net Termination Loss) shall be allocated:

(A) First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, 100% to the General Partner.

(iii) Net Termination Loss attributable to Revaluation Loss and deemed recognized prior to the conversion of the last Outstanding Subordinated Unit and prior to the Liquidation Date shall be allocated:

(A) First, to the Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding equals the Event Issue Value; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account);

(B) Second, to all Unitholders holding Subordinated Units, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(B) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

(C) Third, the balance, if any, to the General Partner.

(iv) If (A) a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), (B) a Net Termination Gain or Net Termination Loss subsequently occurs (other than as a result of a Revaluation Event) prior to the conversion of the last Outstanding Subordinated Unit and (C) after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Sections 6.1(c)(i) or 6.1(c)(ii), as applicable, the Capital Account in respect of each Common Unit then Outstanding does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Sections 6.1(c)(i) or 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss, as applicable, shall be specially allocated to the General Partner and all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Common Unit then Outstanding to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Sections 6.1(c)(i) or 6.1(c)(ii), as applicable.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period in the following order:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6),

1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to an Outstanding Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Outstanding Unit for the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iii) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iii) were not in this Agreement.

(v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iii) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners, Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss. This Section 6.1(d)(vii) is intended to comply with Treasury Regulations Section 1.704-2(i)(1) and shall be interpreted consistently therewith.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners, Pro Rata.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Gain (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.4, and such item of gain, loss, Simulated Gain or Simulated Loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity; Changes in Law.

(A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (i) the number of Final Subordinated Units held by such Partner and (ii) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.4(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1 and Simulated Depletion and Simulated Loss had been included in the definition of Net Income and Net Loss. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Special Curative Allocation in Event of Certain Liquidations. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (1) the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit and (2) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Capital Account in respect of each then Outstanding Common Unit does not equal the amount such Capital Account would have been if Sections 6.1(c)(iii) and 6.1(c)(iv) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Sections 6.1(c)(i) or 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction for such taxable period shall be reallocated among all Unitholders in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Sections 6.1(c)(i) or 6.1(c)(ii), as applicable. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Capital Account balances described above, (x) items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from the Unitholders holding Subordinated Units to Unitholders holding Common Units and (y) items of deduction and loss that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Common Units to Unitholders holding Subordinated Units. In the event that (1) the Liquidation Date occurs on or before the date (not including any extension of time prescribed by law) for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (2) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xii) fails to achieve the Capital Account balances described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among the General Partner and all Unitholders in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xii), cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Sections 6.1(c)(i) or 6.1(c)(ii), as applicable.

(xiii) Allocations of GP Items. All GP Items shall, to the maximum extent possible, be allocated to the holders (other than the General Partner) of the Common Units, Pro Rata.

(xiv) Equalization of Capital Accounts With Respect to Privately Placed Units. Unrealized Gain or Unrealized Loss deemed recognized as a result of a Revaluation Event shall first be allocated to the (A) Unitholders holding Privately Placed Units, Pro Rata, or (B) Unitholders holding Common Units (other than Privately Placed Units), Pro Rata, as applicable, to the extent necessary to cause the Capital Account in respect of each Privately Placed Unit then Outstanding to equal the Capital Account in respect of each Common Unit (other than Privately Placed Units) then Outstanding.

(xv) Allocations Regarding Certain Payments Made to Employees and Other Service Providers. Consistent with the provisions of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to any employee or other service provider of the Partnership Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then any items of deduction or loss resulting from or attributable to such transfer shall be allocated to the Partner (or its successor) that made such transfer and was deemed to have contributed such property to the Partnership pursuant to Section 5.9.

(e) Simulated Basis; Simulated Depletion and Simulated Loss; Simulated Gain; Amount Realized.

(i) Simulated Basis. For purposes of determining and maintaining the Partners’ Capital Accounts, (i) the initial Simulated Basis of each oil and gas property (as defined in Section 614 of the Code) of the Partnership shall be allocated among the Partners, Pro Rata and (ii) if the Carrying Value of an oil and gas property (as defined in Section 614 of the Code) is adjusted pursuant to Section 5.4(d), the Simulated Basis of such property (as adjusted to reflect the adjustment to the Carrying Value of such property), shall be allocated to the Partners, Pro Rata.

(ii) Simulated Depletion and Simulated Loss. For purposes of applying clause (z) of the second sentence of Section 5.4(a), Simulated Depletion and Simulated Loss with respect to each oil and gas property (as defined in Section 614 of the Code) of the Partnership shall reduce each Partner’s Capital Account in proportion to the manner in which the Simulated Basis of such property is allocated among the Partners pursuant to Section 6.1(e)(i).

(iii) Simulated Gain. For purposes of applying clause (iii) of the second sentence of Section 5.4(a), Simulated Gain for any taxable period will be treated as included in either Net Income or Net Loss and allocated pursuant to Sections 6.1(a) and 6.1(b).

(iv) Amount Realized. For purposes of Treasury Regulation Sections 1.704-1(b)(2)(iv)(k)(2) and 1.704-1(b)(4)(iii), the amount realized on the disposition of any oil and gas property (as defined in Section 614 of the Code) of the Partnership shall be allocated (i) first to the Partners in an amount equal to the remaining Simulated Basis of such property in the same proportions as the Simulated Basis of such property was allocated among the Partners pursuant to Section 6.1(e)(i), and (ii) any remaining amount realized shall be allocated to the Partners in the same ratio as Simulated Gain from the disposition of such oil and gas property is allocated pursuant to Section 6.1(a).

Section 6.2 Allocations for Tax Purposes. Subject to the terms of any Supplemental Terms Annex, allocations for U.S. federal income tax purposes shall be made as set forth in this Section 6.2.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for federal income tax purposes separately by the Partners rather than by the Partnership in accordance with Section 613A(c)(7)(D) of the Code. Except as provided in Section 6.2(c), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Partnership under Section 754 of the Code), the adjusted tax basis of each oil and gas property (as defined in Section 614 of the Code) that is (i) a Contributed Property shall initially be allocated among the non-contributing Partners, Pro Rata, but not in excess of any such Partner’s share of Simulated Basis as determined pursuant to Section 6.1(e)(i), and (ii) not a Contributed Property or an Adjusted Property shall initially be allocated to the Partners in proportion to each such Partner’s share of Simulated Basis as determined pursuant to Section 6.1(e)(i). If there is an event described in Section 5.4(d), the General Partner shall reallocate the adjusted tax basis of each oil and gas property in a manner (i) consistent with the principles of Section 704(c) of the Code and (ii) that maintains the federal income tax fungibility of the Units.

Each Partner shall separately keep records of his share of the adjusted tax basis in each oil and gas property, allocated as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his gain or loss on the disposition of such property by the Partnership

(c) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)); provided that, in all events, the General Partner shall apply the “remedial allocation method” in accordance with the principles of Treasury Regulation Section 1.704-3(d). For purposes of applying the “remedial allocation method” to oil and gas properties (i) the amount by which any Partner’s Capital Account is adjusted for Simulated Depletion shall be treated as an amount of book depletion allocated to such Partner and (ii) the amount of cost depletion computed by such Partner under Section 613A(c)(7)(D) of the Code shall be treated as an amount of tax depletion allocated to such Partner.

(d) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Units, so long as such conventions would not have a material adverse effect on the Limited Partners or Record Holders of any class or classes of Limited Partner Interests.

(e) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g) Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each Quarter and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership’s Units are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Closing Date occurs shall be allocated to the Partners who are issued Units as a result of the transactions contemplated by the Contribution Agreement and the Underwriting Agreement; and provided, further, that each item of Partnership income, gain, loss and deduction for the period beginning on the Contribution Date and ending the date immediately before the Closing Date shall be allocated to the Partners holding Units on the date immediately before the Closing Date; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership’s Units are listed or admitted to trading on the first Business Day of the month in which such item is recognized for U.S. federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h) Allocations that would otherwise be made to a Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(i) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3 Distributions; Characterization of Distributions; Distributions to Record Holders.

(a) The General Partner may adopt a cash distribution policy, which it may change from time to time without amendment to this Agreement.

(b) All amounts of cash and cash equivalents distributed by the Partnership, except for distributions and other payments with respect to Partnership Interests with a right to receive distributions in priority or senior to the Common Units, which in accordance with clause (e) of the definition of Operating Expenditures shall be treated as payment of interest, principal or premium on indebtedness, and not as distributions of Operating Surplus, on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of cash and cash equivalents distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

(c) Notwithstanding Section 6.3(b), in the event of the dissolution and liquidation of the Partnership, cash shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date established for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions from Operating Surplus.

(a) During Subordination Period. Subject to the terms of any Supplemental Terms Annex, cash and cash equivalents (other than GP Available Cash) distributed in respect of any Quarter wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Sections 6.3 or 6.5 shall be distributed as follows:

(i) First, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter; and

(iv) Fourth, to all Unitholders, Pro Rata.

(b) After Subordination Period. Subject to the terms of any Supplemental Terms Annex, cash and cash equivalents (other than GP Available Cash) distributed in respect of any Quarter ending after the Subordination Period has ended shall be distributed to all Unitholders holding Common Units, Pro Rata.

Section 6.5 Distributions from Capital Surplus. Subject to the terms of any Supplemental Terms Annex, cash and cash equivalents (other than GP Available Cash) that are distributed and deemed to be Capital Surplus pursuant to the provisions of Section 6.3(b) shall be distributed, unless the provisions of Section 6.3 require otherwise:

(a) First, 100% to the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero;

(b) Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage; and

(c) Thereafter, all cash and cash equivalents that are distributed shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Distributions of GP Available Cash. Distributions of cash and cash equivalents that are GP Available Cash shall be made in the same manner as set forth above, except that the General Partner shall not be entitled to participate in any such distribution.

Section 6.7 Adjustment of Common Unit Arrearages, Cumulative Common Arrearages and Minimum Quarterly Distributions. The Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Common Units. In the event of a distribution that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distributions shall be reduced in the same proportion that the amount or value of distribution per Unit bears to the Current Market Price per Common Unit immediately prior to the declaration of the distribution.

Section 6.8 Special Provisions Relating to the Holders of Subordinated Units.

(a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.6, the Unitholder holding Common Units converted from Subordinated Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such Common Units converted from Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such Common Units converted from Subordinated Units shall remain subject to the provisions of Sections 5.4(c)(ii), 6.1(d)(x), 6.8(b) and 6.8(c).

(b) A Unitholder shall not be permitted to transfer (i) a Subordinated Unit, (ii) Common Units converted from Subordinated Units pursuant to Section 5.5 or (iii) any Common Units converted from Other Convertible Units (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units, retained Common Units converted from Subordinated Units or retained Common Units converted from Other Convertible Units, as applicable, would be negative after giving effect to the allocation under Section 5.4(c)(ii)(B).

(c) The Unitholder holding a Common Unit that has resulted from the conversion of either a Subordinated Unit pursuant to Section 5.6 or any Other Convertible Unit shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.8(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.4(c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; the making of capital contributions to any Group Member; and the redemption or repurchase of outstanding Partnership Interests or other securities issued by the Partnership from time to time;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of cash or cash equivalents by the Partnership;

(vii) the selection, employment, retention and dismissal of employees (including employees having titles such as “chief executive officer,” “president,” “chief financial officer,” “chief operating officer,” “general counsel,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Partnership Interests from, or requesting that trading be suspended on, any such exchange;

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Instruments;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member;

(xv) the entering into of agreements with any of its Affiliates, including any agreements to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership;

(xvi) the delegation of any of its duties or authority to appoint, employ or contract with any Person for the transaction of the business of the Partnership, which Person may, under the supervision of the General Partner, (i) act as broker, escrow agent or in any other capacity deemed by the General Partner to be necessary or desirable or (ii) perform such other acts or services for the Partnership as the General Partner may approve; and

(xvii) the dissolution and winding up of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Merger and Contribution Agreement, the Registration Rights Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

In furtherance of this replacement of fiduciary duties, but not by way of limitation, the following provisions shall apply:

(a) It will not constitute a breach of fiduciary or other duty for the General Partner or the Partnership’s or the General Partner’s Officers or employees to engage attorneys, accountants and other advisors on behalf of the Partnership, even though such Persons may also be retained from time to time by the General Partner, any of its officers, members, or the Directors, or any of the Partnership’s or the General Partner’s Officers or employees, and such Persons may be engaged with respect to any matter in which the interest of the Partnership and the General Partner, any of its officers, members, or the Directors, or any of the Partnership’s or the General Partner’s Officers or employees, may differ, or may be engaged by both the Partnership and the General Partner or the Officers or employees of the Partnership or the General Partner with respect to any other matter. The General Partner shall not be responsible for any misconduct or negligence on the part of any such attorney, accountant or other advisor so long as the engagement of such Person was not made in Bad Faith;

(b) It will not constitute a breach of fiduciary or other duty for the General Partner, the Partnership’s or the General Partner’s Officers or employees, or any of their respective Affiliates, to contract or enter into any agreement or arrangement with the Partnership with respect to any Property or any aspect of the operations of the Partnership; and

(c) It will not constitute a breach of fiduciary or other duty for the General Partner or an Officer or employee of the Partnership or the General Partner to devote any amount of time to any other matters not related to the operations of the Partnership, and the General Partner or an Officer or employee of the Partnership or the General Partner may devote such time to the business and affairs of the Partnership as it determines necessary in its sole discretion.

Section 7.3 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

Section 7.4 Restrictions on the General Partner’s Authority. Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5 Reimbursement of the General Partner.

(a) The General Partner and its Affiliates shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses they incur or payments they make on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner) to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(b) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee of such management fee or fees exceeds the amount of such fee or fees.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Instruments), or cause the Partnership to issue Partnership Interests or Derivative Instruments in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, any Group Member or their Affiliates, or any of them, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests or Derivative Instruments that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests or Derivative Instruments purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.6 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (ii) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (iii) the direct or indirect provision of management, advisory, and administrative services to its Affiliates or to other Persons.

(b) Each Unrestricted Person (other than the Persons described in Section 7.6(e)) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the Persons described in Section 7.6(e)). No Unrestricted Person (including the Persons described in Section 7.6(e)) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the Persons described in Section 7.6(e)) shall not be liable to the Partnership or other Group Member, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the Persons described in Section 7.6(e)) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member.

(d) Subject to the terms of Sections 7.6(a), 7.6(b), 7.6(c), and 7.6(e), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person in accordance with the provisions of this Section 7.6 is hereby approved by the Partnership and all Partners, and (ii) it shall be deemed not to be a breach of any fiduciary duty or any other duty or obligation of any type whatsoever of the General Partner or of any other Unrestricted Person for the Unrestricted Person to engage in such business interests and activities in preference to or to the exclusion of the Partnership; provided such Unrestricted Person does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(e) Neither the General Partner nor any Director who is also an employee of the Partnership, the General Partner or any of their respective controlled Affiliates, nor any Affiliate of any such Director, may engage in, conduct or participate in any business or activity which may be competitive in any material respect with the business of the Partnership; provided, however, that any such Director or Affiliate may own a financial interest in a competitor of the Partnership if that interest is in the form of ownership of less than 5% of the outstanding stock of a company whose securities are listed on a National Securities Exchange. Notwithstanding the foregoing, if an employee who is a Director has presented a business opportunity to the Partnership and the General Partner has determined not to pursue such business opportunity, then such Director, or his or her Affiliates, shall be permitted to pursue and conduct such business opportunity with the approval of the Board of Directors.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in Bad Faith or engaged in willful misconduct or fraud or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, on a monthly basis be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, permitted assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Limitation of Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, or under the Delaware Act or any other law, rule or regulation or at equity, no Indemnitee shall be liable for monetary damages or otherwise to the Partnership, to another Partner, to any other Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of its or any of any other Indemnitee’s determinations, act(s) or omission(s) in their capacities as Indemnitees; provided, however, that an Indemnitee shall be liable for losses or liabilities sustained or incurred by the Partnership, the other Partners, any other Persons who acquire an interest in a Partnership Interest or any other Person bound by this Agreement, if it is determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such losses or liabilities were the result of the conduct of that Indemnitee engaged in by it in Bad Faith or engaged in willful misconduct or fraud or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner if such appointment was not made in Bad Faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to the Partners, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership, to any Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement for its reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Whenever the General Partner, any Director, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee), or any Officer of the General Partner (collectively, the “Designated Persons”) causes the General Partner to make a determination or take or omit to take any action in its capacity as general partner of the Partnership, whether or not under this Agreement, any Group Member Agreement or any other agreement contemplated hereby, then, unless another lesser standard is provided for in this Agreement, such Designated Person, shall make such determination, or take or omit to take such action, in Good Faith. The foregoing and other lesser standards provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the Designated Persons and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby waived and disclaimed), under this Agreement, any Group Member Agreement or any other agreement contemplated hereby, or under the Delaware Act or any other law, rule or regulation or at equity. Any such determination, action or omission by a Designated Person, will for all purposes be presumed to have been in Good Faith. In any proceeding brought by or on behalf of the Partnership, any Limited Partner, or any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, challenging such determination, act or omission, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in Good Faith.

(b) A Designated Person may in its discretion submit any determination, action or omission that would otherwise be decided by such Designated Person pursuant to Section 7.9(a) (i) for Special Approval or (ii) for approval by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner or its Affiliates). If a Designated Person does not submit the determination, action or omission as provided in either clauses (i) or (ii) in the preceding sentence, then any such determination, action or omission shall be governed by Section 7.9(a) above. If any determination, action or omission: (A) receives Special Approval; or (B) receives the approval of a majority of the Common Units, then such determination, action or omission shall be conclusively deemed to be approved by the Partnership, all the Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any fiduciary or other duty or obligation existing at law, in equity or otherwise or obligation of any type whatsoever. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest is either on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), then it shall be presumed that, in making its decision, the General Partner and the Board of Directors acted in Good Faith, and in any proceeding brought by any Limited Partner or Assignee or by or on behalf of such Limited Partner or Assignee or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty or obligation, express or implied, under applicable law.

(c) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts or transactions shall be in its sole discretion.

(d) The Partners, and each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a

Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(e) For the avoidance of doubt, whenever any Designated Person makes a determination on behalf of the General Partner, or causes the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the General Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Person, and such Person shall be entitled to all benefits and rights of the General Partner hereunder, including waivers and modifications of duties, protections and presumptions, as if such Person were the General Partner hereunder.

Section 7.10 Other Matters Concerning Standards of Conduct.

(a) Each Designated Person may rely, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) Each Designated Person may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it (collectively, “Experts”), and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Experts as to matters that the Designated Person reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in Good Faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its or the Partnership’s duly authorized officers, a duly appointed attorney or attorneys-in-fact.

Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Instruments. As long as any Partnership Interests are held by any Group Member, such Partnership Interests shall not be entitled to any vote and shall not be considered to be Outstanding.

Section 7.12 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available to such Partner to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c) The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for U.S. federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. If the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on

December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Partnership Interest will be deemed to be the lowest quoted Closing Price of the Partnership Interests on any National Securities Exchange on which such Partnership Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies. Subject to the provisions hereof, the General Partner, or such other Partner as the General Partner shall designate, shall act as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the Tax Matters Partner if the Partnership has either (i) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (ii) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.

Section 9.4 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other U.S. federal, state or local law, including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) By acceptance of the transfer of any Limited Partner Interests or the issuance of any Limited Partner Interests in any case in accordance with this Agreement (including any Supplemental Terms Annex), and except as provided in Section 4.8, each transferee or other recipient of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or issuance is reflected in the books and records of the Partnership, (ii) shall become bound by the terms of, and shall be deemed to have agreed to be bound by, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred or issued, (iv) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement, and (v) makes the consents, acknowledgments and waivers contained in this Agreement, all with or without execution of this Agreement. The transfer of any Limited Partner Interests and/or the admission of any new Limited Partner shall not constitute an amendment to this Agreement. Except as otherwise provided in Section 4.5(f) or the terms of a Supplemental Terms Annex, a Person may become a Record Holder without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8.

(b) The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the General Partner or the Transfer Agent. The General Partner shall update its books and records from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal of the predecessor or transferring General Partner, pursuant to Section 11.1 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(ii) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(ii); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(iii) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(iv)(A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a limited liability company or a partnership, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; and (D) if the General Partner is a natural person, his death or adjudication of incompetency.

If an Event of Withdrawal occurs, the withdrawing General Partner shall give notice to the Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives notice of withdrawal pursuant to Section 11.1(a), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Partners as provided herein, the Partnership shall be dissolved in accordance with Section 12.1, unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Interest of Departing General Partner and Successor General Partner.

(a) If the General Partner withdraws as General Partner (other than by transfer of its general partner interest), it shall become a Limited Partner and any economic general partner interest owned by it shall be converted into Common Units and, prior to the end of the Subordination Period, Subordinated Units with a value equivalent to the value of its general partner interest as agreed between the departing General Partner and the successor General Partner or, if they cannot agree or if there is no successor General Partner, pursuant to a valuation made by an investment banking firm or other independent expert, without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). For purposes of this Agreement, conversion of a general partner interest to Common Units and Subordination Units will be characterized as if the Departing General Partner (or its Affiliates) contributed the its general partner interest to the Partnership in exchange for the newly issued Common Units and Subordinated Units.

(b) If a successor General Partner is elected in accordance with the terms of Section 11.1 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former

General Partner), such successor General Partner shall be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled, if any. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations, if any, shall be its Percentage Interest.

Section 11.3 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Partnership Interest becomes a Record Holder of the Partnership Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Partnership Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) or a withdrawal of the General Partner in violation of this Agreement, unless a successor is elected and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) an Event of Withdrawal caused by the withdrawal of the General Partner as provided in Section 11.1(a)(iv) and (b) the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as the successor General Partner a Person approved by a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.2; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of

Counsel that (x) the exercise of the right would not result in the loss of the limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any successor limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a Unit Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a Unit Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) Subject to the terms of any Supplemental Terms Annex, all property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any other Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary, appropriate or desirable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which any class of Partnership Interests are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.6 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement or is required to effect any Required Provision;

(e) a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or their directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or any Derivative Instruments pursuant to Section 5.5, including, without limitation, adopting the Supplemental Terms Annex for such class or series;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Sections 13.1 or 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (a) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (b) made such amendment available on any publicly available website maintained by the Partnership.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 (other than Section 13.1(d)(iv)) and Section 13.2, no provision of this Agreement (other than Section 13.5) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing or increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable, or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced or increased, as applicable.

(b) Notwithstanding the provisions of Section 13.1 (other than Section 13.1(d)(iv)) and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Sections 13.1 or 14.3, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Limited Partners.

Section 13.4 Amendments to Organizational Documents of General Partner and Other Subsidiaries. Each Partner agrees that the General Partner, without the approval of any other Partner, may amend any provision of the organizational documents of any direct or indirect subsidiary of the Partnership (including the General Partner and the Original General Partner) and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

Section 13.5 Special Meetings; Annual Meetings; Election of Directors.

(a) Subject to the terms of a Supplemental Terms Annex, all acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(b) (i) Directors shall be elected by the Limited Partners in accordance with this Section 13.5. An annual meeting of the Limited Partners for the election of Directors to the Board of Directors of the General Partner and such other matters as the Board of Directors shall submit to a vote of the Limited Partners shall be held at such date and time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 13.6 not less than 10 days nor more than 60 days prior to the date of such meeting. The first such annual meeting of the Limited Partners for the election of Directors to the Board of Directors of the General Partner shall take place prior to May 31, 2016.

(ii) The Limited Partners entitled to vote at the annual meeting shall vote together as a single class. The Limited Partners entitled to vote shall elect by a plurality of the votes cast at such meeting persons to serve on the Board of Directors of the General Partner who are nominated in accordance with the provisions of this Section 13.5(b). The exercise by a Limited Partner of the right to elect the Directors and any other rights afforded to such Limited Partner under this Section 13.5(b) shall be in such Limited Partner’s capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner’s limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(iii) Solely with respect to the election of Directors to the Board of Directors, the General Partner and the Partnership shall not be entitled to vote Units that are otherwise entitled to vote at any meeting of the Limited Partners and the foregoing Units shall not be counted when calculating the required votes for such matter and shall not be deemed to be Outstanding for purposes of determining a quorum for such meeting pursuant to Section 13.10 (but such Units shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement).

(iv) At all elections of the Board of Directors, each Limited Partner entitled to vote at such an election will be entitled to cumulate his votes and give one candidate, or divide among any number of candidates, a number of votes equal to the product of (x) the number of Units held by such Limited Partner entitled to vote for the election of Board Members, multiplied by (y) the number of Board Members to be elected at such meeting by the Limited Partners.

(v) The number of Directors that shall constitute the whole Board of Directors of the General Partner shall not be less than nine and not more than thirteen as shall be established from time to time by a resolution adopted by a majority of the Directors, provided that no decrease shall shorten the term of any incumbent Director. At each annual meeting of the Limited Partners, Directors to replace those whose terms expire at such annual meeting shall be elected to hold office until the next succeeding annual meeting.

(vi) Each Director shall hold office for the term for which such Director is elected and thereafter until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting at which the term of such class expires, by a majority of the remaining Directors then in office. Each Director may, during his or her term of office, be removed at any time, with or without Cause, by the written consent of the holders of record of a Cumulative Majority of the Common Units and Subordinated Units then Outstanding, and any vacancy created by such removal may also be filled by the holders of record of a Cumulative Majority of the Common Units and Subordinated Units then Outstanding pursuant to a written consent or at the next annual or special meeting of Limited Partners. “Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the Director liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in his or her capacity as a Director.

(vii) Nominations of persons for election to the Board of Directors of the General Partner may be made at an annual meeting of the Limited Partners or, provided that the Board of Directors or Limited Partners have determined that Directors shall be elected at such a meeting, a special meeting of the Limited Partners, in any such case only pursuant to the General Partner’s notice of meeting (or any supplement thereto), (a) by or at the direction of the Board of Directors or any committee thereof or (b) if such nominee is a Qualified Nominee, by any Limited Partner or group of Limited Partners (either, a “Nominating Limited Partner Group”) who (x) together hold Units representing at least ten percent (10%) of the Fully Diluted Percentage Interests both at the time of giving of notice of such nominations and at the time of the meeting, (y) are each entitled to vote for the election of the class of Director so nominated and (z) comply with the notice procedures set forth in Section 13.5(b)(viii). No Limited Partner may participate in more than one Nominating Limited Partner Group nominating Directors for election at any annual or special meeting. Nominations by Limited Partners of any individuals for election to the Board shall be made pursuant to timely notice in writing and in proper form (the “Nomination Notice”) to the General Partner. Any Nomination Notice shall include information about the Nominating Limited Partner Group and the individuals nominated by such Nominating Limited Partner Group for election to the Board as may reasonably be requested by the Board in policies or procedures delivered to the Limited Partners not less than thirty (30) days prior to the commencement of the Nomination Period. For each election, each Nominating Limited Partner Group may nominate for election to the Board of Directors a number of individuals equal to the number of Directors to be elected at such annual or special meeting. Any Director that has been removed by the Board in accordance with Section 13.5(b)(x) is not eligible to be a Qualified Nominee nominated by any Nominating Limited Partner Group until such time as the Board determines that his or her service on the Board would no longer be detrimental to the interests of the Company or the Partnership.

(viii) (A) For any nominations brought before an annual meeting by a Nominating Limited Partner Group pursuant to Section 13.5(b)(vii), such Nominating Limited Partner must have given timely notice thereof in writing to the General Partner. To be timely, such notice shall be delivered to the General Partner not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting or, in the case of the first annual meeting, prior to May 31, 2016 (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, such Nomination Notice must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Partnership or the General Partner)(such period, the “Nomination Period”). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Nomination Notice as described above. Such Nominating Limited Partner Group’s Nomination Notice shall set forth: (a) as to each person whom the Nominating Limited Partner Group proposes to nominate for election as a Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; and (b) as to the Nominating Limited Partner Group giving such Nomination Notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of each Limited Partner in the Nominating Limited Partner Group, as they appear on the Partnership’s books and records, and of such beneficial owner, (ii) the class or series and number of Units which are owned beneficially and of record by each such Limited Partner and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among each such Limited Partner and such beneficial owner, any of their respective Affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned Units) that has been entered into as of the date of such Nomination Notice by, or on behalf of, each such Limited Partner and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of Unit price changes for, or increase or decrease the voting power of, each such Limited Partner and such beneficial owner, with respect to Units, (v) a representation that each such Limited Partner is a Record Holder entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (vi) a representation whether each such Limited Partner or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Partnership’s Outstanding Units required to elect the nominee and/or (b) otherwise to solicit proxies from Limited Partners in support of such nomination. The General Partner may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the General Partner.

(B) Notwithstanding anything in the second sentence of Section 13.5(b)(viii)(A) to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the General Partner is increased effective at the annual meeting and there is no public announcement by the Partnership or the General Partner naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting or, in the case of the first annual meeting, prior to May 31, 2016, Nomination Notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the General Partner not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Partnership or the General Partner.

(C) In the event the General Partner calls a special meeting of Limited Partners for the purpose of electing one or more Directors to the Board of Directors, any Nomination Notice shall be delivered to the General Partner not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Nomination Notice as described above.

(D) (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 13.5(b) shall be eligible to be elected at an annual or special meeting of Limited Partners to serve as Directors. Except as otherwise provided by law, the chairman designated by the General Partner pursuant to Section 13.11 shall have the power and duty (a) to determine whether a nomination was made in accordance with the procedures set forth in this Section 13.5(b) and (b) if any proposed nomination was not made in compliance with this Section 13.5(b), to declare that such nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 13.5(b), unless otherwise required by law, if the Limited Partner (or a qualified representative of the Limited Partner) does not appear at the annual or special meeting of Limited Partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the General Partner or the Partnership. For purposes of this Section 13.5(b)(viii), to be considered a qualified representative of the Limited Partner, a person must be a duly authorized officer, manager or partner of such Limited Partner or must be authorized by a writing executed by such Limited Partner or an electronic transmission delivered by such Limited Partner to act for such Limited Partner as proxy at the meeting of Limited Partners and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Limited Partners.

(2) For purposes of this Section 13.5(b)(vi), “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Partnership or the General Partner with the Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 13.5(b), a Limited Partner shall also comply with all applicable requirements of the Securities Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13.5(b); provided however, that any references in this Agreement to the Securities Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations pursuant to this Section 13.5(b), and compliance with this Section 13.5(b) shall be the exclusive means for a Limited Partner to make nominations.

(ix) Notwithstanding any other provision of this Section 13.5(b), the General Partner and the members of the General Partner are authorized, and shall use their commercially reasonable best efforts, to take such action (including, without limitation, the removal and appointment of Directors) as shall be necessary or appropriate to cause a majority of the Board of Directors of the General Partner to consist of individuals other than individuals who are officers, directors, employees or agents of the General Partner; provided, however, that this provision shall not preclude the election of individuals who are Directors of the General Partner and who are not otherwise affiliated with the General Partner; provided further, however, that this provision shall be subject to the compliance with any rule or listing standard of a National Securities Exchange on which any Units or other Partnership Interests are listed or quoted.

(x) In the event that the Board of Directors determines, by a Supermajority Vote of the Board of Directors, that the service of any Director is detrimental to the interests of the General Partner or the Partnership, including because such Board member or any of his or her controlled Affiliates is actively engaged in a business or activity (as opposed to passive investments) which is detrimentally competitive in any material respect with the business of the General Partner or the Partnership or any of their respective controlled Affiliates, the Board of Directors may remove such Director by Supermajority Vote of the Board of Directors and any vacancy created by such removal shall be filled by the Limited Partners (voting in accordance with the cumulative voting provisions set forth in Section 13.5(b)(iv)) entitled to elect such Director by written consent or at the next annual or special meeting of Limited Partners.

(xi) This Section 13.5(b) shall not be deemed in any way to limit or impair the ability of the Board of Directors of the General Partner to adopt a “poison pill” or Unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

(xii) The General Partner shall use its commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.5(b), including, without limitation, amending the limited liability company agreement of the General Partner.

(xiii) Except as set forth in Section 13.5(b)(iii), this Section 13.5(b) may not be amended except upon the prior approval of Limited Partners that hold two-thirds of the Outstanding Common Units and Subordinated Units, voting as a single class.

(c) If the General Partner delegates to an existing or newly formed wholly-owned subsidiary the power and authority to manage and control the business and affairs of the Partnership Group, the provisions of Section 13.5(b) shall be applicable with respect to the board of directors or other governing body of such subsidiary.

Section 13.6 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.5 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.7 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.12 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.12.

Section 13.8 Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.9 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.10 Quorum and Voting. The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. Abstentions and broker non-votes in respect of such Units shall be deemed to be Units present at such meeting for purposes of establishing a quorum. For all matters presented to the Limited Partners holding Outstanding Units at a meeting at which a quorum is present for which no minimum or other vote of Limited Partners is required by any other provision of this Agreement, the rules or regulations of any National Securities Exchange on which the Common Units are admitted to trading, or applicable law or pursuant to any regulation applicable to the Partnership or its Partnership Interests, a majority of the votes cast by the Limited Partners holding Outstanding Units shall be deemed to constitute the act of all Limited Partners (with abstentions and broker non-votes being deemed to not have been cast with respect to such matter). On any matter where a minimum or other vote of Limited Partners holding Outstanding Units is provided by any other provision of this Agreement or required by the rules or regulations of any National Securities Exchange on which the Common Units are admitted to trading, or applicable law or pursuant to any regulation applicable to the Partnership or its Partnership Interests, such minimum or other vote shall be the vote of Limited Partners required to approve such matter (with the effect of abstentions and broker non-votes to be determined based on the vote of Limited Partners required to approve such matter; provided that if the effect of abstentions and broker non-votes is not specified by such applicable rule, regulation or law, and there is no prevailing interpretation of such effect, then abstentions and broker non-votes shall be deemed to not have been cast with respect to such matter; provided further, that, for the avoidance of doubt, with respect to any matter on which this Agreement requires the approval of a specified percentage of the Outstanding Units, abstentions and broker non-votes shall be counted as votes against such matter). The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by holders of the required Percentage Interest specified in this Agreement.

Section 13.11 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.5, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.12 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.12 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.13 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.7 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.13(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, or convert into any such entity, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner, in declining to consent to a merger, consolidation or conversion, may act in its sole discretion.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the Partnership and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting Partnership Interests for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Partners of Merger or Consolidation.

(a) Except as provided in Sections 14.3(d) and 14.3(e) and subject to the terms of any Supplemental Terms Annex, the General Partner, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or Plan of Conversion, as applicable, be submitted to a vote of Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement or Plan of Conversion shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger

Agreement or Plan of Conversion provides for an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or Plan of Conversion.

(c) Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement but subject to the terms of any Supplemental Terms Annex, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member under the Delaware Act or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are contained in this Agreement.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement but subject to the terms of any Supplemental Terms Annex, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4 Certificate of Merger or Conversion. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Amendment of Partnership Agreement. Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

Section 14.6 Effect of Merger or Consolidation.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) A merger or consolidation effected pursuant to this Article shall not, for purposes of this Agreement, be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Subject to the provisions of any Preferred Terms Annex, notwithstanding any other provision of this Agreement, if at any time during the Subordination Period, the Partnership, together with any of its Affiliates, holds in the aggregate more than 80% of the maximum number of Common Units that were Outstanding at any point in time, the Partnership shall then have the right, which right it may assign and transfer in whole or in part to any Affiliate, exercisable in its sole discretion, to purchase all, but not less than all, of the Outstanding Common Units, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the Partnership for any Common Units purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the Partnership or its Affiliate elects to exercise the right to purchase Common Units granted pursuant to Section 15.1(a), then the Partnership shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Common Units of such class (as of a Record Date selected by the Partnership) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Common Units are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Common Units will be purchased and state that the Partnership or its Affiliate, as the case may be, elects to purchase such Common Units, upon surrender of Certificates representing such Common Units in the case of Common Units evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Common Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Common Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the Partnership or its Affiliate, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Common Units to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Common Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Common Units shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Common Units therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Common Units in the case of Common Units evidenced by Certificates, and such Common Units shall thereupon be deemed to be transferred to the Partnership or its Affiliate, as the case may be, on the record books of the Transfer Agent and the Partnership, and the Partnership or its Affiliate, as the case may be, shall be deemed to be the owner of all such Common Units from and after the Purchase Date and shall have all rights as the owner of such Common Units.

(c) In the case of Common Units evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Common Unit subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Common Unit to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1(a) executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1(a) is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to

Section 16.1(a). The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Partnership Interest, pursuant to Section 10.1(a) without execution hereof.

Section 16.8 Applicable Law; Forum, Venue and Jurisdiction; Waiver of Trial by Jury; Attorney Fees.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary or other duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law; and

(vi) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

Section 16.9 Invalidity of Provisions.

(a) If any provision or part of a provision of this Agreement is or becomes, for any reason, invalid, illegal or unenforceable in any respect (including because the enactment of such provision or part of a provision was prohibited by the agreement of limited partnership of the Organizational Limited Partner that was in effect as of the Effective Time (the “Organizational LP Partnership Agreement”)), the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby, and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

(b) If this Agreement, when read together with each Supplemental Terms Annex then in effect, fails to include any provision, or part of a provision, from the Organizational LP Partnership Agreement that was required to be included herein (a “Required Provision”) by virtue of any provision of the Organizational LP Partnership Agreement for the transactions contemplated by the Merger and Contribution Agreement to be duly authorized and adopted without the consent of any limited partner of the Organizational Limited Partner, this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such Required Provision, or part of a Required Provision, had been included herein, and any provision or part of a provision of this Agreement that conflicts with any such Required Provision shall be reformed and construed as if such conflicting provision had never been contained herein; provided, that the terms of this Agreement shall only be modified by this Section 16.9(b) to the extent necessary to give effect to such Required Provision.

Section 16.10 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.11 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (pdf) or other electronic format affixed in the name and on behalf of the Transfer Agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

Section 16.12 Third Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee, and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

BLACK STONE MINERALS GP, L.L.C.

By:	/s/ Steve Putman
Name: Steve Putman
Title: Senior Vice President, General Counsel, and Secretary

LIMITED PARTNERS:

BLACK STONE MINERALS COMPANY, LP

By:	Black Stone Natural Resources, L.L.C., its General Partner

By:	/s/ Steve Putman
Name: Steve Putman
Title: Senior Vice President, General Counsel, and Secretary

BLACK STONE MINERALS GP, L.L.C.

By:	/s/ Steve Putman
Name: Steve Putman
Title: Senior Vice President, General Counsel, and Secretary

SUPPLEMENTAL TERMS ANNEX A – SERIES A PREFERRED UNITS

1.	Adoption of Annex. This Supplemental Terms Annex, dated as of May 6, 2015, is adopted pursuant to Section 5.5 of the First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P. dated as of May 6, 2015, as the same may be amended from time to time (the “Partnership Agreement”).

2.	Designation of Series A Units. The General Partner hereby designates and creates a class of Preferred Units to be designated as “Series A Preferred Units” and consisting of 117,980 Series A Preferred Units. The Series A Preferred Units shall be Limited Partner Interests and shall have the rights and preferences and shall be subject to the duties and obligations set forth in this Annex A and the Partnership Agreement. For the avoidance of doubt, the Series A Preferred Units shall be “Units” within the meaning of the Partnership Agreement.

3.	Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Annex. Capitalized terms used but not defined in this Annex shall have the meanings given in the Partnership Agreement; provided that definitions in the Partnership Agreement that reference a “Section” of the Partnership Agreement are deemed to reference the “Paragraph” reference that corresponds to such Section of the Partnership Agreement.

a.	“Affiliate” means, with respect to any Person, (a) any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person to whom reference is made or (b) any Family Member of the Person to whom reference is made. The term “control” as used herein (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power (a) to vote 20% or more of the outstanding voting securities of or voting interest in a Person or (b) to direct the management policies of such Person by contract or otherwise.

b.	“Annual Conversion/Redemption Deadline” has the meaning given in Paragraph 8(a).

c.	“Applicable Law” or “Law” (whether the initial letter of the word or words is capitalized or in lower case type) means all applicable governmental actions, any constitutions, laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, official interpretations, licenses and permits of any applicable governmental authority and judgments, decrees, injunctions, writs, any voluntary restraint, policy or guideline, orders or like action of any court, arbitrator or other administrative, judicial or quasijudicial tribunal or agency of competent jurisdiction (including those pertaining to health and safety and all environmental laws).

d.	“Budgeted Distributions” means, with respect to each calendar year, a schedule of the annual and quarterly budgeted distributions to the holders of Common Units and Subordinated Units in respect of such calendar year, as approved by the Board of Directors and as adjusted from time to time by the Board of Directors.

e.	“Business Day” means any day other than a Saturday, Sunday or a holiday on which national banking associations in the state of Texas are required or permitted to be closed.

f.	“Carter” means Thomas L. Carter, Jr.

g.

“Change of Control” means (i) the transfer by the Partners of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of a majority of the outstanding Common Units and Subordinated Units (including the outstanding Series A Preferred Units on an as-converted basis), or the transfer by the Partnership of beneficial ownership of a majority of the outstanding membership interests in the Company, to any Person (including a “group” as such term is used in Section 13(d)(3) of the Exchange Act), except that if beneficial ownership would be deemed to occur merely upon the execution of voting agreements to support a merger, consolidation or other business combination transaction to be consummated in the future, then the date of such Change of Control

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shall instead be the date of such consummation; provided, however, that in no event shall any relationship among any Partners created solely by the ownership of Units be deemed, de facto, to create a group for purposes of this definition; (ii) the Partners of the Partnership prior to any merger, consolidation or other business combination transaction do not continue to own at least 50% of the surviving entity following such merger, consolidation or other business combination transaction to which the Partnership is a party; (iii) the Partnership does not continue to own at least 50% of the surviving entity following any merger, consolidation or other business combination transaction to which the Company is a party; or (iv) the Partnership sells, leases or exchanges all or substantially all of the assets of the Partnership and its controlled subsidiaries, taken as a whole, to any other Person (other than a direct or indirect controlled subsidiary of the General Partner or the Partnership).

h.	“Closing Price” means for any day the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Units of such class are listed or admitted to trading or, if such Units of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner.

i.	“Company” means the General Partner.

j.	“Consolidated Net Income” shall mean with respect to the Partnership and its consolidated subsidiaries, for any period, the aggregate of the net income (or loss) of the Partnership and its consolidated subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Partnership or any consolidated subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Partnership and its consolidated subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period or within the 60 day period following such period by such other Person to the Partnership or to a consolidated subsidiary, as the case may be; (b) the net income (but not loss) during such period of any consolidated subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that consolidated subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such consolidated subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) any extraordinary gains or losses during such period, including gains or losses attributable to Property sales not in the ordinary course of business, it being acknowledged and agreed that sales of oil and gas properties or interests therein are in the ordinary course of the Partnership’s business; and (d) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets; and provided, further, that if the Partnership or any consolidated subsidiary shall acquire or dispose of any Property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition, disposition or redesignation, as if such acquisition, disposition or redesignation had occurred on the first day of such period.

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k.	“Conversion Date” means:

i.	if a Conversion Notice for any Series A Preferred Unit is given by the holder thereof not later than 15 Business Days following receipt of the Partnership’s annual report pursuant to Section 8.3 of the Partnership Agreement containing financial statements with respect to the previous calendar year, the Conversion Date for such Series A Preferred Unit shall be deemed to be the January 1 immediately preceding the date on which such Conversion Notice is given;

ii.	if a Conversion Notice for any Series A Preferred Unit is given by the holder thereof following the Liquidation Notice from the Partnership and prior to the making of any liquidating distributions pursuant to Paragraph 13(d), the Conversion Date for such Series A Preferred Unit shall be the day immediately preceding (but conditioned on) the making of any liquidating distributions pursuant to Paragraph 13(d);

iii.	if any Series A Preferred Unit is to be converted on a Mandatory Conversion Date pursuant to Paragraph 6, the Conversion Date for such Series A Preferred Unit shall be deemed to be such Mandatory Conversion Date;

iv.	if any Series A Preferred Unit is to be converted pursuant to Paragraph 8(f), the Conversion Date for such Series A Preferred Unit shall be the day immediately preceding (but conditioned on) the consummation of the Change of Control; and

v.	if a Conversion Notice for any Series A Preferred Unit is provided by its holder and none of the clauses above applies, the Conversion Date for such Series A Preferred Unit shall be the first January 1 that follows the date such Conversion Notice is given; provided, however, that if prior to such date there is a Change of Control or a liquidation, the Conversion Date shall be the day immediately preceding (but conditioned on) the Change of Control or the making of any liquidating distributions pursuant to Paragraph 13(d), as applicable.

l.	“Conversion Notice” has the meaning given in Paragraph 5(c).

m.	“Conversion Prices” has the meaning given in Paragraph 5(a).

n.	“Conversion Rate” means, with respect to any Series A Preferred Unit as of the date of determination, the quotient obtained by dividing the Series A Preferred Investment Amount of such Series A Preferred Unit, as adjusted to such date of determination, by the Conversion Prices of such Series A Preferred Unit then in effect.

o.	“Convertible Securities” means Partnership Securities directly or indirectly convertible into or exchangeable or exercisable for Common Units and/or Subordinated Units (including, without limitation, the Series A Preferred Units and the Subordinated Units).

p.	“Credit Facility” means the Third Amended and Restated Credit Agreement, dated as of January 23, 2015, by and among the Partnership as borrower, Wells Fargo Banks, National Association, as administrative agent and the lenders signatory thereto, and any successor credit agreement governing the senior indebtedness of the Partnership.

q.	“Default” means the Partnership has failed for any reason (a) within 15 days after the last day of each calendar quarter to reduce to zero for all outstanding Series A Preferred Units the aggregate Unpaid Series A Preferred Yield accrued through the last day of such immediately preceding calendar quarter or (b) to redeem the Series A Preferred Units in accordance with and as and when required by Paragraph 8.

r.

“Dispose,” “Disposing” or “Disposition” means, with respect to any asset (including Partnership Interests or any portion thereof), a sale, assignment, transfer (excluding the grant of a security interest), conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will,

Annex A-3

intestate succession or otherwise; (b) in the case of an asset owned by an Entity, (i) a change in control of such Entity (“control” being defined as a direct or indirect transfer of 50% or more of the voting securities of such Entity) or (ii) a distribution of such asset in connection with the dissolution, liquidation, winding-up or termination of such Entity (unless, in the case of dissolution, such Entity’s business is continued without the commencement of liquidation or winding-up); and (c) disposition in connection with, or in lieu of, a foreclosure of an encumbrance.

s.	“EBITDAX” means, with respect to the Partnership and its consolidated subsidiaries, for any period, (1) Consolidated Net Income for such period plus (2) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, taxes, depreciation, depletion, amortization, impairments and other similar noncash charges, exploration expenses, delay rentals, and dry hole expenses minus (3) all noncash income added to Consolidated Net Income, all as determined in accordance with GAAP.

t.	“Entity” means any Person other than a natural person.

u.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented, or restated from time to time.

v.	“Family Member” means (a) any ancestor or descendant (including any stepchild or adopted child) of a Limited Partner; (b) any spouse of a Limited Partner or ancestor or descendant of a Limited Partner; (c) any descendant of a grandparent of a Limited Partner; (d) any spouse of any descendant of a grandparent of a Limited Partner; (e) any trust established for the primary benefit of a Limited Partner or any of the foregoing Persons; (f) in the case of a Limited Partner which is a trust, any beneficiary of such trust; (g) an Entity which is controlled (whether by ownership of voting securities or contract or other arrangement) by the Limited Partner or any of the foregoing Persons; or (h) any organization described in Section 170(b)(1)(A), 170(c), 2055(a) or 2522(a) of the Code.

w.	“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with the audited consolidated financial statements of the Partnership (except for changes concurred with by the Partnership’s independent public accountants).

x.	“Governmental Requirement” shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, including environmental laws, energy regulations and occupational, safety and health standards or controls, of any governmental authority.

y.	“Holder Redemption Notice” has the meaning given in Paragraph 8(a).

z.	“Holder Redemption Price” has the meaning given such term in Paragraph 8(a).

aa.	“Interest Fair Market Value” means, as of any date, the amount which would be received by the holder of a Common Unit or Subordinated Unit, as applicable, if (a) all of the Series A Preferred Units and other Convertible Securities were converted into or exchanged or exercised for Common Units and, during the Subordination Period, Subordinated Units in accordance with the provisions hereof, (b) the fair market value of the assets of the Partnership in excess of its liabilities as of the date of determination of Interest Fair Market Value equaled the Value as of such date, adjusted to reflect any increases in equity value resulting from the deemed conversion, exchange or exercise of Convertible Securities, and (c) an amount equal to such Value, as so adjusted, were distributed to the Partners in accordance with Paragraph 13(d).

bb.	“Junior Redemption Securities” has the meaning given in Paragraph 4(b)(iii).

cc.	“Key Man Event” has the meaning given in Paragraph 8(c).

dd.	“Key Man Objection Notice” has the meaning given in Paragraph 8(c).

ee.	“Liquidation Notice” has the meaning given in Paragraph 10.

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ff.	“Management” means Carter and any of his controlled Affiliates.

gg.	“Mandatory Conversion Date” means January 1 of each of the years 2016 through 2018.

hh.	“Maximum Annual Redemption” means, for a Series A Preferred Unitholder on any Scheduled Redemption Date, the excess of (i) 33% of the sum of (A) the number of Series A Preferred Units held by such Series A Preferred Unitholder as of the date of its Holder Redemption Notice plus (B) the number of Series A Preferred Units which, while held by such Series A Preferred Unitholder, were previously redeemed or converted into Common Units and Subordinated Units, over (ii) the aggregate Redemption Adjustment Amounts in respect of all prior Scheduled Redemption Dates.

ii.	“Minimum Conversion/Redemption Amount” means, for a Series A Preferred Unitholder on any Mandatory Conversion Date, the product of (i) the sum of (A) the number of Series A Preferred Units held by such Series A Preferred Holder on the Mandatory Conversion Date plus (B) the number of Series A Preferred Units which, while held by such Series A Preferred Unitholder, were previously redeemed or converted into Common Units and Subordinated Units, times (ii) the percentage specified below with respect to the applicable Mandatory Conversion Date:

Mandatory Conversion Date Percentage

January 1, 2016	33.33%
January 1, 2017	66.67%
January 1, 2018	100%

jj.	“Original General Partner” means Black Stone Natural Resources, L.L.C.

kk.	“Original LP Common Units” means the common units issued by the Original Partnership.

ll.	“Original LP Series A Preferred Units” means the preferred units issued by the Original Partnership pursuant to the Securities Purchase Agreement.

mm.	“Original Partnership” means Black Stone Minerals Company, L.P., a Delaware limited partnership.

nn.	“Partnership” means Black Stone Minerals, L.P.

oo.	“Partnership Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

pp.	“Partnership Agreement” has the meaning given in Paragraph 1.

qq.	“Partnership Redemption Price” has the meaning given such term in Paragraph 8(e).

rr.	“Partnership Securities” means Partnership Interests, Derivative Instruments, or any unsecured or secured debt obligations of the Partnership or debt obligations of the Partnership convertible into any class of Partnership Interests.

ss.	“Per Unit Capital Amount” means, as of any date of determination, the Capital Account stated on a per Unit basis, underlying any class of Units held by a Person.

tt.	“Permitted Transferee” means, with respect to any Partner, (a) any other Partner; (b) any Family Member of such Partner; (c) in the case of a Limited Partner which is an Entity, any owner (including a partner, shareholder or member) of such Entity; or (d) any Affiliate of such Partner.

uu.	“Person” means any individual, corporation, company, limited liability company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

vv.	“Property” means all assets, properties and rights of any type owned or acquired by the Partnership.

ww.	“Pro Rata” has the meaning given such term in the Partnership Agreement; however, when used with respect to Series A Preferred Units, means apportioned among such Units based on the number of Outstanding Series A Preferred Units or, if used with respect to Series A Preferred Units being redeemed or converted, apportioned among such Units based on the number of such Units being redeemed or converted.

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xx.	“Redemption Adjustment Amount” means, for a Series A Preferred Unitholder, in respect of the Scheduled Redemption Date on December 31, 2015, 33-1/3% of the number of Series A Preferred Units redeemed from such Series A Preferred Unitholder pursuant to Paragraph 8(e) on the Scheduled Redemption Date on December 31, 2014, and in respect of the Scheduled Redemption Date on December 31, 2016, the sum of (i) 33-1/3% of the number of Series A Preferred Units redeemed from such Series A Preferred Unitholder pursuant to Paragraph 8(e) on the Scheduled Redemption Date on December 31, 2014, plus (ii) 50% of the number of Series A Preferred Units redeemed from such Series A Preferred Unitholder pursuant to Paragraph 8(e) on the Scheduled Redemption Date on December 31, 2015.

yy.	“Redemption Date” means any Scheduled Redemption Date or other date of redemption of Series A Preferred Units pursuant to Paragraph 8(a).

zz.	“Representation Breach” means one or more inaccuracies in or breaches of the Partnership’s representations and warranties in the Securities Purchase Agreement other than those in Section 3.3(a) of the Securities Purchase Agreement, which inaccuracy or breach will be determined by disregarding any knowledge qualifiers, which have resulted in or would be reasonably expected to result in a reduction in the value of the Partnership’s equity of at least $100,000,000 from what would have been the value of the Partnership’s equity had such representations and warranties been true and correct (disregarding knowledge qualifiers). For purposes of determining whether a Representation Breach has occurred by reason of a breach of the last sentence of Section 3.12(a) of the Securities Purchase Agreement, the $100 million threshold in such sentence shall be disregarded to avoid duplication with the $100,000,000 threshold above in this definition.

aaa.	“Required Allocations” means any allocation of an item of income, gain, loss and deduction pursuant to Paragraphs 13(a)(iii)(1), 13(a)(iii)(2), 13(a)(iii)(4), 13(a)(iii)(5), 13(a)(iii)(6), 13(a)(iii)(7) or 13(a)(iii)(9), or 13(a)(iv).

bbb.	“Scheduled Redemption Date” means December 31 of each of the years 2014 through 2017.

ccc.	“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of July 10, 2009 by and among certain of the Series A Preferred Unitholders, the Original Partnership and the Original General Partner, as it may be amended or supplemented from time to time.

ddd.	“Series A Liquidation Preference Amount” means, with respect to any Series A Preferred Unit Outstanding at the time of the liquidation of the Partnership, an amount equal to the sum of (i) the Unpaid Series A Preferred Yield plus (ii) the Series A Preferred Investment Amount.

eee.	“Series A Majority” means Series A Preferred Unitholders (other than Management) holding of record a majority of the Series A Preferred Units then Outstanding and not held by Management.

fff.	“Series A Majority Approval” means the affirmative vote at a meeting of Series A Preferred Unitholders, or the written consent, of a Series A Majority.

ggg.	“Series A Preferred Investment Amount” means, for any Series A Preferred Unit, the $1,000.00 of Capital Contributions made to the Partnership in respect of such Series A Preferred Unit.

hhh.	“Series A Preferred Unit” means an interest in the Partnership having the rights and obligations specified with respect to Series A Preferred Units in the Partnership Agreement and this Annex.

iii.	“Series A Preferred Unitholder” means a holder of a Series A Preferred Unit in its capacity as such.

jjj.

“Series A Preferred Yield” means, with respect to a Series A Preferred Unit and as of any date of determination, the interest amount that would be accrued as of such determination date on a hypothetical promissory note having the following terms, (a) an original principal amount equal to $1,000, (b) an issuance date on the Closing Date, (c) interest that accrues on a daily basis, based on a 365-day year, at a per annum rate equal to the Yield Rate applicable on each day (i.e., taking into account fluctuations in the Yield Rate when determining each daily accrual), and (d) compounding

Annex A-6

on any interest accrual that remains unpaid as of the last day of each calendar quarter that occurs on or before the Conversion Date of such Series A Preferred Unit (if it is converted) or the Redemption Date of such Series A Preferred Unit (if it is redeemed); provided, that for purposes of determining compounding under this clause (d), distributions made by the Partnership in respect of such Series A Preferred Unit under Paragraphs 13(c)(i) and 13(d) within 15 days after the end of a calendar quarter shall be deemed to have been paid on the day before the last day of such calendar quarter so that compounding does not occur on such distributed amounts.

kkk.	“Series A Super Majority” means Series A Preferred Unitholders (other than Management) holding of record at least 70% of the Series A Preferred Units then Outstanding and not held by Management.

lll.	“Series A Super Majority Approval” means the affirmative vote at a meeting of Series A Preferred Unitholders, or the written consent, of a Series A Super Majority.

mmm.	“Specified Series A Investor” means a Series A Preferred Unitholder party to the Securities Purchase Agreement and any of its transferees.

nnn.	“Threshold Amount” means, at any time, 99% of the difference obtained by subtracting (a) the sum of (i) the reserve-based borrowing base under the Credit Facility in effect at such time, plus (ii) the Unreturned Series A Preferred Investment Amount at such time, plus (iii) the Unpaid Series A Preferred Yield at such time from (b) 70% of the present value of the cash flows from the Partnership’s proved oil and gas reserves reflected in the Partnership’s most recent third party reserve report, discounted at 10% per year.

ooo.	“Trading Day” means a day on which the principal National Securities Exchange on which such Units of any class are listed or admitted to trading is open for the transaction of business or, if Units of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

ppp.	“Unpaid Series A Preferred Yield” means, with respect to each Series A Preferred Unit and as of any date of determination, an amount equal to the excess, if any, of (a) the cumulative Series A Preferred Yield from the Closing Date through such date, over (b) the cumulative amount of distributions made as of such date in respect of such Series A Preferred Unit pursuant to Paragraphs 13(c)(i) and 13(d).

qqq.	“Unreturned Series A Preferred Investment Amount” means, for any Series A Preferred Unit, as of any time, an amount equal to the excess, if any, of (a) the Series A Preferred Investment Amount of such Series A Preferred Unit, over (b) an amount equal to the excess, if any, of (i) the aggregate amount of distributions made by the Partnership with respect to such Series A Preferred Unit pursuant to Paragraphs 13(c)(i) and 13(d), over (ii) the Unpaid Series A Preferred Yield, if any, with respect to such Series A Preferred Unit at the time of any such distributions.

rrr.	“Value” means, as of any date of determination, (i) the value of the Partnership’s equity as of December 31 of the calendar year preceding the calendar year in which such determination date falls, as determined by the Board of Directors in good faith based upon its review of a report of a third party valuation firm selected by the Board of Directors, plus (ii) any Capital Contributions made to the Partnership from and after the applicable date in clause (i) to but excluding such determination date, minus (iii) any amounts paid by the Partnership or its subsidiaries (to the extent of the Partnership’s net interest in any such subsidiary) to redeem or repurchase any Partnership Securities (other than convertible debt obligations) from and after the applicable date in clause (i) to but excluding such determination date.

sss.

“Yield Rate” means a rate of 10% per annum; provided, however, that from and after the occurrence of a Default and during the continuation of a Default, without any action by the Series A Preferred Unitholders the Yield Rate shall increase 500 basis points, or 5% per annum, on the date of Default and on each 90 day anniversary of the date of Default during which the Partnership remains in

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Default, to a maximum rate of 30% per annum; provided, further, however, that the Yield Rate shall be 10% per annum at and from such time as the Default is no longer continuing.

4.	Voting; Waiver.

a.	Except with respect to matters requiring Series A Super Majority Approval, Series A Majority Approval or the approval of a Series A Preferred Unitholder pursuant to Paragraphs 4(b), 4(c) or 4(d) of this Annex, at each meeting of the Limited Partners (or pursuant to any action by written consent), with respect to any and all matters presented to the Limited Partners for their action or consideration, the Series A Preferred Units shall be entitled to vote together as a single class with the Common Units and Subordinated Units. Each Series A Preferred Unit shall have a number of votes equal to the number of Common Units and, prior to the end of the Subordination Period, Subordinated Units into which such Series A Preferred Unit is convertible at the time of such vote or consent. Whenever the Partnership Agreement requires the vote or approval of a specified percentage, number or other amount of Common Units, Subordinated Units or Units (including, without limitation, for purposes of determining a Unit Majority, a Cumulative Majority or a Supermajority Vote of the Unitholders or calculating votes pursuant to Section 13.5(b)(iv) of the Partnership Agreement), the Series A Preferred Units shall be counted as if they represent the number of Common Units and Subordinated Units into which such Series A Preferred Units would be convertible at the then applicable Conversion Prices and Conversion Rates at the time of such vote or approval.

b.	Notwithstanding the other provisions of the Partnership Agreement or this Annex, without first obtaining Series A Super Majority Approval, the General Partner shall not, and shall not cause the Partnership to, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following:

i.	amend or modify any provision of the Partnership Agreement or this Annex that has the effect of amending or modifying the rights, preferences or designations of the Series A Preferred Units, except for any amendment or modification described in Paragraph 4(c) or 4(d) of this Annex, which shall be subject to the approval required in such Paragraph;

ii.	create, or authorize the creation of, or issue or obligate itself to issue, any Partnership Securities having preferences or rights with priority over or on a parity with the Series A Preferred Units with respect to rights to share in distributions, including those on liquidation or, except as provided in Paragraph 4(b)(iii), redemption obligations or redemption rights;

iii.	create, or authorize the creation of, or issue or obligate itself to issue, any Partnership Securities having redemption rights arising on a date prior to the last Mandatory Conversion Date contemplated herein (“Junior Redemption Securities”); provided, however, that the Partnership shall have the right to create, authorize the creation of, issue or obligate itself to issue Junior Redemption Securities in an aggregate amount that, together with prior issuances of Junior Redemption Securities, does not exceed the Threshold Amount (measured at the time of issuance (which shall be a positive number)), and provided, further, that in no event shall any such Junior Redemption Securities have redemption rights that permit or require a payment to the holders thereof of more than one-third of the aggregate issuance price of such Junior Redemption Securities (measured at the time of issuance), plus any accrued and unpaid distributions, during the 12-month periods commencing on each of July 1, 2014, July 1, 2015 and July 1, 2016;

iv.	issue or obligate itself to issue any Series A Preferred Units; or

v.	effect any amendment, modification or waiver that by its explicit terms would alter or change the rights of the Series A Preferred Unitholders pursuant to Paragraph 13.

c.	Notwithstanding the other provisions of the Partnership Agreement or this Annex, without first obtaining a Series A Majority Approval, the General Partner shall not, and shall not cause the Partnership to, either directly or indirectly, by amendment, merger, consolidation or otherwise, effect any split, reverse split, subdivision, combination or similar action with respect to the Series A Preferred Units.

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d.	Notwithstanding the other provisions of the Partnership Agreement or this Annex, without first obtaining the written consent or waiver of the affected Series A Preferred Unitholder, the General Partner shall not, and shall not cause the Partnership to, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following:

i.	effect any amendment, modification or waiver that by its explicit terms would alter or change the rights, obligations, powers or preferences of such Series A Preferred Unitholder in its capacity as a holder of Series A Preferred Units in a disproportionate and adverse manner compared to other holders of Series A Preferred Units;

ii.	effect any amendment, modification or waiver that would alter, or result in the alteration of, the limited liability of such Series A Preferred Unitholder;

iii.	effect any amendment, modification or waiver that would impose any additional material obligations or duties on such Series A Preferred Unitholder; or

iv.	amend, modify or waive the provisions of this Paragraph 4(d)(iv).

e.	Any of the rights, powers or preferences of the Series A Preferred Unitholders set forth herein may be waived in writing by any Series A Preferred Unitholder with respect to such holder.

5.	Optional Conversion.

a.	Each Series A Preferred Unit may be converted, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into Common Units and, prior to the end of the Subordination Period, Subordinated Units at the then effective applicable Conversion Rates. Each Series A Preferred Unit shall have an initial Conversion Price of $14.2683 in respect of the Common Units and $14.2683 in respect of the Subordinated Units (as adjusted as provided herein, the “Conversion Prices”) and an initial Conversion Rate of 30.3431:1 in respect of the Common Units and 39.7427:1 in respect of the Subordinated Units per Series A Preferred Unit, each subject to adjustment as provided herein.

b.	The Conversion Prices and the Conversion Rates for the Series A Preferred Units, each of which is subject to adjustment as provided herein, shall be set forth in one or more written statements signed by the General Partner and maintained at the principal office of the Partnership.

c.	In order to exercise the conversion privilege, the holder of any Series A Preferred Units to be converted shall give written notice (the “Conversion Notice”) to the Partnership that the holder elects to convert all or a specified number of Series A Preferred Units held. A Conversion Notice may be given at any time but shall only be effective as of the Conversion Date.

d.

Upon any such conversion, no adjustment to the Conversion Rate shall be made for Unpaid Series A Preferred Yield on the Series A Preferred Units surrendered for conversion or any unpaid distributions on the Common Units or Subordinated Units delivered pursuant thereto. The Series A Preferred Unitholder shall remain entitled to receive his Unpaid Series A Preferred Yield accrued through the date prior to the Conversion Date, the Partnership shall pay such amount to such holder promptly following receipt of the Conversion Notice, and any such payment shall be treated as a distribution to such Series A Preferred Unitholder for purposes of maintaining Capital Accounts. Upon each conversion, the Partnership shall make a cash payment to the converting Series A Preferred Unitholder, and the converting Series A Preferred Unitholder shall make a cash payment to the Partnership, to adjust for any distributions declared in respect of the Common Units, the Subordinated Units or the Series A Preferred Units on or after the Conversion Date but prior to the receipt of the Conversion Notice, the intent being to put both the converting Series A Preferred Unitholder and the Partnership in the same position that they would have been if the Conversion Notice had been delivered on or before the Conversion Date. Any cash payment made pursuant to the preceding sentence shall be treated as

Annex A-9

(i) a distribution to the Series A Preferred Unitholder if made by the Partnership and (ii) a Capital Contribution if made by the Series A Preferred Unitholder.

e.	The Partnership shall not issue fractions of Common Units or Subordinated Units upon conversion of Series A Preferred Units or scrip in lieu thereof. If any fraction of a Common Unit or Subordinated Unit would, except for the provisions of this Paragraph 5(e), be issuable upon conversion of any Series A Preferred Unit, the Partnership shall in lieu thereof pay to the Person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a Common Unit or Subordinated Unit, to be computed on the basis of the Interest Fair Market Value of one Common Unit or Subordinated Unit as determined by the General Partner; provided, however, that if the amount payable in respect of any fractional Common Unit or Subordinated Unit would not exceed $10.00, the Partnership may at its option round the number of Common Units or Subordinated Units to be issued in respect of the conversion of Series A Preferred Units to the nearest whole number, with 0.50 Common Unit or Subordinated Unit being rounded up to one Common Unit or Subordinated Unit. As soon as practicable after the effectiveness of any conversion, the Partnership shall cause to be issued and delivered to the converting holder any cash in lieu of a fraction of a Common Unit or Subordinated Unit otherwise issuable upon such conversion. For purposes of determining fractional units, all Common Units or Subordinated Units or fractions thereof being issued to a holder upon conversion as of a particular Conversion Date shall be aggregated so that, under no circumstances, would any particular conversion by a holder result in more than one fractional Common Unit or Subordinated Unit.

f.	The Series A Preferred Units shall cease to be convertible on the day of the first liquidating distribution pursuant to Paragraph 13.

g.	Each Series A Preferred Unit which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding as of the Conversion Date and all rights with respect to such Series A Preferred Unit shall terminate, except only the rights of the holder thereof to receive Common Units and Subordinated Units in exchange therefor (and any payment in lieu of a fractional Common Unit and/or Subordinated Unit pursuant to Paragraph 5(e)) and payment of any Unpaid Series A Preferred Yield thereon.

h.	In the event of an inaccuracy in or breach of the representations and warranties in Section 3.3(a) of the Securities Purchase Agreement, determined without regard to any knowledge qualifiers, the sole and exclusive remedies therefor shall be (i) the recalculation and adjustment of the Conversion Price to what it would have been if there had been no such breach, recalculating such Conversion Price as equal to the lesser of (1) the initial Conversion Price of $14.2683 in respect of the Common Units and $14.2683 in respect of the Subordinated Units, or (2) the quotient obtained by dividing (A) the Value determined immediately before the issuance of the Original LP Series A Preferred Units pursuant to the Securities Purchase Agreement by (B) the total number of Original LP Common Units outstanding on the date of issuance of such Original LP Series A Preferred Units (assuming (x) the conversion of the then issued and outstanding Original LP Series A Preferred Units into Original LP Common Units at the then applicable conversion rate and (y) any issued and outstanding Original LP Common Units held by members of the board of directors or officers or employees of the Original Partnership, the Original General Partner or any subsidiary of the Original Partnership or the Original General Partner are outstanding even if subject to forfeiture), (ii) the issuance by the Original Partnership of any additional Original LP Common Units that would have been issued by the Original Partnership upon conversion of Original LP Series A Preferred Units, if necessary, and (iii) the payment of any additional distributions that would have been paid by the Original Partnership, the Original General Partner, the Partnership or the Company, if necessary, in the case of each of clauses (i) through (iii) above as if the initial Conversion Price had been correctly determined.

6.	Mandatory Conversion

a.	Effective as of each Mandatory Conversion Date, there shall automatically be converted into Subordinated Units and Common Units at the then effective Conversion Rates a number of Series A

Annex A-10

Preferred Units held by each Series A Preferred Unitholder (after the provisions of Paragraphs 8(a) and 8(e) are applied with respect to the Scheduled Redemption Date immediately preceding such Mandatory Conversion Date) equal to the amount, if any, by which the applicable Minimum Conversion/Redemption Amount exceeds the number of Series A Preferred Units which, while held by such Series A Preferred Unitholder, were previously redeemed or converted into Subordinated Units or Common Units. If a Series A Preferred Unitholder Disposes of any Series A Preferred Units which are subject to conversion pursuant to this Paragraph 6 on or after the Mandatory Conversion Date and on or before the later of the Annual Redemption/Conversion Deadline or 10 days after the Partnership’s receipt from such Series A Preferred Unitholder of a Holder Redemption Notice pursuant to Paragraph 8(a), such Series A Preferred Units so Disposed shall, in the hands of the transferee, be subject to conversion pursuant to this Paragraph 6.

b.	Effective as of each Mandatory Conversion Date, any Series A Preferred Unit so converted shall no longer be deemed to be outstanding and all rights with respect to each Series A Preferred Unit so converted shall terminate, except only the rights of the holder thereof to receive the number of Subordinated Units and Common Units into which such Series A Preferred Unit has been converted (and any payment in lieu of a fractional Subordinated Unit and Common Unit pursuant to Paragraph 5(e)) and payment of any Unpaid Series A Preferred Yield thereon, which the Partnership shall pay to the holder promptly following the implementation of mandatory conversion pursuant to Paragraph 6, and any such payment shall for purposes of this Annex A be treated as a distribution to such Series A Preferred Unitholder for purposes of maintaining Capital Accounts. Upon each conversion, the Partnership shall make a cash payment to the converting Series A Preferred Unitholder, and the converting Series A Preferred Unitholder shall make a cash payment to the Partnership, to adjust for any distributions declared in respect of the Subordinated Units, Common Units or the Series A Preferred Units on or after the Conversion Date but prior to the implementation of mandatory conversion pursuant to Paragraph 6, the intent being to put both the converting Series A Preferred Unitholder and the Partnership in the same position that they would have been if the mandatory conversion pursuant to Paragraph 6 had been implemented on the Mandatory Conversion Date. Any cash payment made pursuant to the preceding sentence shall be treated as (i) a distribution to the Series A Preferred Unitholder if made by the Partnership and (ii) a Capital Contribution if made by the Series A Preferred Unitholder.

7.	Anti-Dilution Provisions

a.	The Conversion Prices and the Conversion Rates shall be subject to adjustment from time to time in accordance with this Paragraph 7.

b.	In case the Partnership shall at any time (i) subdivide the outstanding Subordinated Units or Common Units, (ii) make a distribution on its outstanding Subordinated Units or Common Units payable in the same type of Units or (iii) combine its outstanding Series A Preferred Units, the Conversion Price with respect to the Subordinated Units or Common Units, as applicable in effect immediately prior to such subdivision or distribution shall be proportionately decreased (with appropriate adjustments to the applicable Conversion Rate in effect immediately prior to such subdivision or distribution). In case the Partnership shall at any time (i) combine its outstanding Subordinated Units or Common Units, (ii) subdivide the outstanding Series A Preferred Units or (iii) make a distribution on its outstanding Series A Preferred Units payable in Series A Preferred Units, the Conversion Price in effect with respect to the Subordinated Units or Common Units, as applicable immediately prior to such combination shall be proportionately increased (with appropriate adjustments to the applicable Conversion Rate in effect immediately prior to such combination).

c.

If any capital reorganization or reclassification of the Units of the Partnership or consolidation or merger of the Partnership with another Entity shall be effected in such a way that Subordinated Unitholders or Common Unitholders shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Subordinated Units or Common Units, then, as a condition of such reorganization, reclassification, consolidation or merger, lawful and adequate provision shall be made

Annex A-11

whereby the Series A Preferred Unitholders shall have the right to acquire and receive upon conversion of the Series A Preferred Units, such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding Subordinated Units or Common Units as would have been received upon conversion of the Series A Preferred Units at the Conversion Rate then in effect with respect to the Subordinated Units or Common Units, as applicable. The Partnership will not effect any such consolidation, merger or sale unless prior to the consummation thereof the successor Entity (if other than the Partnership) resulting from such consolidation or merger or the Person purchasing such assets shall expressly assume by written instrument the obligation to deliver to each such holder such stock, securities, cash or other property as, in accordance with the foregoing provisions, such holder may be entitled to acquire and receive.

d.	If any event occurs as to which, in the good faith opinion of the General Partner, the provisions of this Paragraph 7 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Series A Preferred Unitholders in accordance with the essential intent and principles of such provisions, then the General Partner shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

e.	Whenever a Conversion Rate or Conversion Price shall be adjusted as provided in this Paragraph 7, the General Partner shall forthwith file at the principal office of the Partnership a statement, signed by the General Partner, showing in reasonable detail the facts requiring such adjustment and the Conversion Price and the Conversion Rate that will be effective after such adjustment. Upon written request, the General Partner shall provide the requesting Series A Preferred Unitholder with the then applicable Conversion Prices and Conversion Rates for the Series A Preferred Units.

8.	Redemption

a.	With respect to each Scheduled Redemption Date, each Series A Preferred Unitholder may, upon written notice (the “Holder Redemption Notice”) given to the Partnership not earlier than the November 1 preceding such Scheduled Redemption Date and not later than the later of (i) the March 31 following such Scheduled Redemption Date or (ii) 15 Business Days following the filing of the Partnership’s Annual Report on Form 10-K (such later date being the “Annual Redemption/Conversion Deadline”), require the Partnership to redeem (to the extent that such redemption shall not violate any applicable provisions of the Partnership Act or other Applicable Laws) from such Series A Preferred Unitholder effective as of each Scheduled Redemption Date, for a cash price per Series A Preferred Unit equal to the sum of the Series A Preferred Investment Amount plus the Unpaid Series A Preferred Yield accrued through the Scheduled Redemption Date (such aggregate amount, the “Holder Redemption Price”), a number of Series A Preferred Units not in excess of the Maximum Annual Redemption of such Series A Preferred Unitholder. As promptly as practicable and in any event not later than the later of the Scheduled Redemption Date or 10 days after the receipt of a Holder Redemption Notice pursuant to this Paragraph 8, the Partnership shall pay to the redeeming Series A Preferred Unitholder the Holder Redemption Price plus, in the event of a payment after the Scheduled Redemption Date, interest on the Holder Redemption Price at the Yield Rate from the Scheduled Redemption Date until the date paid to the redeeming Series A Preferred Unitholder.

b.

If the Partnership has made a Representation Breach, a Specified Series A Investor may notify the General Partner (a “Representation Breach Notice”) of the Representation Breach and each Series A Preferred Unitholder shall have the right to require the Partnership to redeem its Series A Preferred Units for a cash price per Series A Preferred Unit equal to the Holder Redemption Price. If the General Partner disputes the occurrence of a Representation Breach, then an independent third party arbitrator shall determine if a Representation Breach occurred, which arbitrator shall be jointly selected by the General Partner and the Specified Series A Investors holding a majority of the Series A Preferred Units held by the Specified Series A Investors sending a Representation Breach Notice. The expense of the arbitrator shall be borne by the Partnership if the arbitrator determines that a Representation Breach occurred or by the Specified Series A Investors sending a Representation Breach Notice if the arbitrator

Annex A-12

determines that a Representation Breach did not occur. The General Partner shall provide the Series A Preferred Unitholders prompt notice following the final determination of the occurrence of a Representation Breach and for 60 days after such notice each Series A Preferred Unitholder shall have the right to send a Holder Redemption Notice to the General Partner. Upon receipt of a Holder Redemption Notice pursuant to this Paragraph 8(b), the Partnership shall redeem one-third of the number of Series A Preferred Units for which a Series A Preferred Unitholder requests redemption on December 31 of each of the calendar year in which such Holder Redemption Notice is received and the two following calendar years; provided, however, that in the event of a Change of Control or a liquidation occurring prior to redemption of such Series A Preferred Units in full pursuant to this Paragraph 8(b), the Partnership shall redeem 100% of such unredeemed Series A Preferred Units on the date of consummation of such Change of Control or the date of the first liquidating distribution pursuant to Paragraph 13(d), as applicable, at a cash price per Series A Preferred Unit equal to the Holder Redemption Price. For purposes of clarity, the Unpaid Series A Preferred Yield shall continue to accrue at the Yield Rate on each outstanding Series A Preferred Unit until redeemed.

c.	If Carter is no longer chief executive officer of the General Partner or any successor general partner of the Partnership or otherwise actively involved in the investment decisions, management and operations of the Partnership (“Key Man Event”), a Series A Preferred Unitholder may notify the General Partner of its objection (“Key Man Objection Notice”), and each Series A Preferred Unitholder shall have the right to require the Partnership to redeem its Series A Preferred Units for a cash price per Series A Preferred Unit equal to the Holder Redemption Price; provided, however, that if the General Partner disputes the occurrence of a Key Man Event, then an independent third party arbitrator shall determine if a Key Man Event occurred, which arbitrator shall be jointly selected by the General Partner and the Series A Preferred Unitholders holding a majority of the Series A Preferred Units held by the Series A Unitholders sending a Key Man Objection Notice. The expense of the arbitrator shall be borne by the Partnership if the arbitrator determines that a Key Man Event occurred or by the Series A Preferred Unitholders sending a Key Man Objection Notice if the arbitrator determines that a Key Man Event did not occur. The General Partner shall provide the Series A Preferred Unitholders prompt notice following the final determination of the occurrence of a Key Man Event, and for 60 days after such notice, each Series A Preferred Unitholder shall have the right to send a Holder Redemption Notice to the General Partner. Upon receipt of a Holder Redemption Notice pursuant to this Paragraph 8(c), the Partnership shall redeem one-third of the number of Series A Preferred Units for which a Series A Preferred Unitholder requests redemption on December 31 of each of the calendar year in which such Holder Redemption Notice is received and the two following calendar years; provided, however, that in the event of a Change of Control or a liquidation occurring prior to redemption of such Series A Preferred Units in full pursuant to this Paragraph 8(c), the Partnership shall redeem 100% of such unredeemed Series A Preferred Units on the date of consummation of such Change of Control or the date of the first liquidating distribution pursuant to Paragraph 13(d), as applicable, at a cash price per Series A Preferred Unit equal to the Holder Redemption Price. For purposes of clarity, the Unpaid Series A Preferred Yield shall continue to accrue at the Yield Rate on each outstanding Series A Preferred Unit until redeemed.

d.

If on any Redemption Date the Partnership is unable to redeem any Series A Preferred Units designated for redemption in the Holder Redemption Notice for any reason, including because such redemption would violate the Partnership Act or other Applicable Laws, then the Partnership shall redeem, pro rata among the Series A Preferred Unitholders who have given a Holder Redemption Notice (based on the number of Series A Preferred Units held by such redeeming Series A Preferred Unitholders as of such Redemption Date), as many of such Series A Preferred Units as may be redeemed, and as soon thereafter as the Partnership is able the Partnership shall redeem, pro rata among the Series A Preferred Unitholders who have given a Holder Redemption Notice (based on the number of Series A Preferred Units held by such redeeming Series A Preferred Unitholders as of such Redemption Date), such unredeemed Series A Preferred Units for which a Series A Preferred Unitholder has given a Holder Redemption Notice; provided, however, that notwithstanding the provisions of this Paragraph 8(d), the

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Partnership shall be deemed to be in Default if the Partnership is unable to redeem in accordance with this Agreement (without giving effect to this Paragraph 8(d)) all of the Series A Preferred Units designated for redemption in the Holder Redemption Notice.

e.	In the event that a Series A Preferred Unitholder gives a Holder Redemption Notice pursuant to Paragraph 8(a) with respect to any Scheduled Redemption Date, after first complying with Paragraph 10, the Partnership shall have the option to redeem (to the extent that such redemption shall not violate the Partnership Act or other Applicable Laws) from such Series A Preferred Unitholder, for a cash price per Series A Preferred Unit equal to the greater of (i) the Holder Redemption Price or (ii) the Interest Fair Market Value of the Common Units and Subordinated Units into which such Series A Preferred Units so redeemed are convertible on such Scheduled Redemption Date at the then applicable Conversion Prices and Conversion Rates (the “Partnership Redemption Price”), a number of Series A Preferred Units not in excess of the number of Series A Preferred Units designated for redemption by such Series A Preferred Unitholder in such Holder Redemption Notice; provided, however, that the Partnership shall not exercise the redemption rights pursuant to this Paragraph 8(e) while a Default by the Partnership is continuing. The Partnership shall exercise its right to redeem pursuant to this Paragraph 8(e) by notifying such redeeming Series A Preferred Unitholder of the number of additional Series A Preferred Units being redeemed on the applicable Scheduled Redemption Date, which notice need not be provided in advance of the payment of the Partnership Redemption Price therefor. The Partnership shall pay to the redeeming Series A Preferred Unitholder the Partnership Redemption Price plus, in the event of a payment after the Scheduled Redemption Date, interest on the Partnership Redemption Price at the Yield Rate from the Scheduled Redemption Date until the date paid in full to the redeeming Series A Preferred Unitholder, concurrent with the payment to the redeeming Series A Preferred Unitholder pursuant to Paragraph 8(a). In the event that the Partnership elects to redeem a portion but not all of the Series A Preferred Units subject to redemption under this Paragraph 8(e), then the Partnership shall to the maximum extent possible effect such redemption pro rata among the Series A Preferred Unitholders who have given a Holder Redemption Notice (based on the number of Series A Preferred Units requested for redemption by such redeeming Series A Preferred Unitholders in connection with the applicable Scheduled Redemption Date).

f.	In the event of a Change of Control or anticipated Change of Control, except with respect to any Series A Preferred Unit a Series A Preferred Unitholder elects to convert pursuant to Paragraph 5(a), the Partnership shall redeem (to the extent that such redemption shall not violate the Partnership Act or other Applicable Laws) at the Holder Redemption Price (determined by treating the Redemption Date as the Scheduled Redemption Date) the Series A Preferred Units upon the consummation of the Change of Control. The Partnership shall provide at least 15 Business Days prior notice to the Series A Preferred Unitholders of (i) the redemption pursuant to this Paragraph 8(f), (ii) the proposed Change of Control, (iii) the consideration that a holder of one Common Unit and a holder of one Subordinated Unit would receive in connection with such Change of Control, determined on a fully-diluted basis as if all Convertible Securities were first converted, exchanged or exercised in full, and (iv) if other than cash or marketable securities, the Board of Director’s good faith valuation of any such consideration and any support for such valuation, and (v) the Redemption Date (which will be the closing date of the consummation of the Change of Control), which redemption pursuant to this Paragraph 8(f) shall be conditioned upon and subject to the consummation of the Change of Control.

g.	Unless there has been a Default, no Series A Preferred Unitholder may Dispose of or convert any Series A Preferred Units (i) with respect to which it has given a Holder Redemption Notice or (ii) which are subject to the Partnership’s option to redeem pursuant to Paragraph 8(e).

h.	From and after the redemption of any Series A Preferred Units in full, all rights of the holders with respect to the Series A Preferred Units redeemed (except the right to receive the Holder Redemption Price or Partnership Redemption Price, as the case may be, plus interest if applicable) shall cease with respect to such Series A Preferred Units, and such Series A Preferred Units shall not thereafter be transferred on the books of the Partnership and shall be deemed to no longer be outstanding for any purpose whatsoever.

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i.	Except as provided in Paragraph 8(e), the Partnership shall have no option to redeem the Series A Preferred Units. Nothing contained herein shall prevent or restrict the purchase by the Partnership, from time to time either at public or private sale, of the whole or any part of the Series A Preferred Units at such price or prices as the General Partner may determine, subject to the provisions of the Partnership Act and other Applicable Laws; provided, however, that at least 10 days prior to such sale, each of the Series A Preferred Unitholders shall be offered the right to sell to the Partnership its pro rata portion (based on the number of Series A Preferred Units held) of the Series A Preferred Units being sold to the Partnership for the same price(s) and terms as the Series A Preferred Units are then being sold to the Partnership.

j.	Upon any redemption, the Partnership shall make a cash payment to the redeeming Series A Preferred Unitholder, and the redeeming Series A Preferred Unitholder shall make a cash payment to the Partnership, to adjust for any distributions declared in respect of the Common Units the Subordinated Units or the Series A Preferred Units after the applicable Redemption Date but prior to the implementation of the redemption, the intent being to put both the redeeming Series A Preferred Unitholder and the Partnership in the same position that they would have been if the redemption had been implemented on the Redemption Date. Any cash payment made pursuant to the preceding sentence shall be treated as (i) a distribution to the Series A Preferred Unitholder if made by the Partnership and (ii) a Capital Contribution if made by the Series A Preferred Unitholder.

9.	Additional Information

a.	In addition to the information to be provided to Unitholders pursuant to Section 8.3 of the Partnership Agreement, (i) the General Partner agrees to provide each Series A Preferred Unitholder with the annual reserve engineering report regarding not less than a majority of the Partnership producing oil and gas properties prepared by an independent reserve engineering firm selected by the General Partner and (ii) on the request of a Series A Preferred Unitholder, the General Partner shall provide such Series A Preferred Unitholder, to the extent permitted by Applicable Law, with a schedule of the Budgeted Distributions in respect of any calendar year for which such information is available. On a Series A Preferred Unitholder’s request, the General Partner agrees to discuss with such Series A Preferred Unitholder the General Partner’s possible exercise of its right to redeem additional Series A Preferred Units from such Series A Preferred Unitholder pursuant to Paragraph 8(e) if such Series A Preferred Unitholder sends a Holder Redemption Notice pursuant to Paragraph 8(a).

10.	Information on Liquidation

a.	The General Partner shall provide the Series A Preferred Unitholders with at least 15 Business Days’ notice of the first liquidating distribution pursuant to Paragraph 13(d) (the “Liquidation Notice”). The Liquidation Notice shall include the General Partner’s good faith estimate of the amount of distributions that a holder of one Subordinated Unit or one Common Unit would receive pursuant to Paragraph 13(d), estimated on a fully-diluted basis as if all Convertible Securities were converted, exchanged or exercised in full.

11.	Documents Executed as Attorney-in-Fact

a.	The General Partner shall provide each Series A Preferred Unitholder with a copy of any amendment, certificate, instrument or any other document for which the power of attorney provided for in Section 2.8 of the Partnership Agreement is exercised in respect of such Series A Preferred Unitholder.

12.	Restricted Transferability

a.

No Series A Preferred Unitholder may Dispose of its Series A Preferred Units to a Person other than a Permitted Transferee without the consent of the General Partner, such consent not to be unreasonably withheld. The General Partner shall have the right to cause the Partnership to purchase all of the Series A Preferred Units proposed to be Disposed of by such Series A Preferred Unitholder for the minimum price per Series A Preferred Unit for which such Series A Preferred Unitholder offers to sell its Series A Preferred Units. If the Partnership does not elect to purchase all of the disposing Series A Preferred

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Unitholder’s offered Series A Preferred Units in accordance with this Paragraph 12(a), the disposing Series A Preferred Unitholder shall then have 90 days within which to Dispose of the offered Series A Preferred Units to a Partner or Partners or a third party for a price at least equal to that described in its offer to the Partnership. The assignee in any such Disposition shall be permitted to assume all of the rights and obligations of the selling Series A Preferred Unitholder. The General Partner must, if it desires to purchase the Series A Preferred Units being offered, exercise its rights pursuant to this Paragraph 12(a) within 15 Business Days following receipt from a Series A Preferred Unitholder of its offer to sell its Series A Preferred Units.

13.	Allocations and Distributions

a.	Allocations for Capital Account Purposes. Notwithstanding Section 6.1 of the Partnership Agreement, for purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss, deduction, amount realized and Simulated Gain (computed in accordance with Section 5.4(b) of the Partnership Agreement) for each taxable period shall be allocated among the Partners, and the Capital Accounts of the Partners shall be adjusted for Simulated Depletion and Simulated Loss, as provided herein below. Consistent with Section 5.4(d) of the Partnership Agreement, the taxable periods for which allocations shall be made pursuant to this Paragraph 13 shall include any taxable periods ending on a Redemption Date or a Conversion Date, as applicable, and any Series A Preferred Units being redeemed or converted on such date shall be treated as Outstanding as of the last day of the taxable period ending on such date for purposes of this Paragraph 13.

i.	Net Income and Net Loss.

(1)	Net Income. After giving effect to the Capital Account adjustments pursuant to Paragraph 13(a)(iv)(2), Net Income for each taxable period (including a pro rata part of each item of income, gain, loss, deduction and, to the extent provided in Paragraph 13(a)(iv)(3), Simulated Gain taken into account in computing Net Income for such taxable period) shall be allocated as follows:

(a)	First, to the General Partner until the aggregate amount of Net Income allocated to the General Partner pursuant to this Paragraph 13(a)(i)(1)(a) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated to the General Partner pursuant to Paragraph 13(a)(i)(2)(c) for all previous taxable periods; and

(b)	Second, the balance, if any, 100% to the Unitholders, Pro Rata.

(2)	Net Loss. After giving effect to the Capital Account adjustments pursuant to Paragraph 13(a)(iv)(2), Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss, deduction and, to the extent provided in Paragraph 13(a)(iv)(3), Simulated Gain taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

(a)	First, 100% to all Unitholders, Pro Rata, until the Adjusted Capital Account of each Common Unitholder is equal to zero;

(b)	Second, 100% to all Series A Preferred Unitholders, Pro Rata, until the Adjusted Capital Account of each Series A Preferred Unitholder is equal to zero; and

(c)	Third, the balance, if any, to the General Partner;

provided, that Net Loss shall not be allocated pursuant to this Paragraph 13(a)(i)(2) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account).

ii.	Net Termination Gains and Losses. After giving effect to the Capital Account adjustments pursuant to Paragraph 13(a)(iv)(2), Net Termination Gain or Net Termination Loss occurring

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during a taxable period shall be allocated in the manner set forth in this Paragraph 13(a)(ii). All allocations under this Paragraph 13(a)(ii) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Paragraph 13(a) and after all distributions of cash and cash equivalents provided under Paragraph 13(c) have been made; provided, however, that solely for purposes of this Paragraph 13(a)(ii), Capital Accounts shall not be adjusted for distributions made pursuant Paragraph 13(d); and provided, further, that Net Termination Gain or Net Termination Loss attributable to (i) Liquidation Gain or Liquidation Loss shall be allocated on the last day of the taxable period during which such Liquidation Gain or Liquidation Loss occurred, (ii) Sale Gain or Sale Loss shall be allocated as of the time of the sale or disposition giving rise to such Sale Gain or Sale Loss and allocated to the Partners consistent with the second proviso set forth in Paragraph 13(b)(vii) and (iii) Revaluation Gain or Revaluation Loss shall be allocated on the date of the Revaluation Event giving rise to such Revaluation Gain or Revaluation Loss.

(1)	Except as provided in Paragraph 13(a)(ii)(4) and subject to the provisions set forth in the last sentence of this Paragraph 13(a)(ii)(1), Net Termination Gain (including a pro rata part of each item of income, gain, loss, deduction, and, to the extent provided in Paragraph 13(a)(iv)(3), Simulated Gain taken into account in computing Net Termination Gain) shall be allocated in the following order and priority:

(a)	First, to each Partner having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

(b)	Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) if the Net Termination Gain is attributable to Liquidation Gain, the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Paragraph 13(c)(i) with respect to such Common Unit for such Quarter that is treated as made pursuant to Section 6.4(a)(i) or Section 6.4(b) of the Partnership Agreement (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage with respect to such Common Unit;

(c)	Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) if the Net Termination Gain is attributable to Liquidation Gain, the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Paragraph 13(c)(iii) with respect to such Subordinated Unit for such Quarter that is treated as made pursuant to Section 6.4(a)(iii) of the Partnership Agreement; and

(d)	Finally, 100% to all Unitholders, Pro Rata.

(2)	Except as otherwise provided by Paragraph 13(a)(ii)(3) or Paragraph 13(a)(ii)(4), Net Termination Loss (including a pro rata part of each item of income, gain, loss, deduction, and, to the extent provided in Paragraph 13(a)(iv)(3), Simulated Gain taken into account in computing Net Termination Loss) shall be allocated:

(a)	First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

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(b)	Second, to all Unitholders holding Common Units, Pro Rata, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(c)	Third, the balance, if any, 100% to the General Partner.

(3)	Net Termination Loss attributable to Revaluation Loss and deemed recognized prior to the conversion of the last Outstanding Subordinated Unit and prior to the Liquidation Date shall be allocated:

(a)	First, to the Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding equals the Event Issue Value; provided that Net Termination Loss shall not be allocated pursuant to this Paragraph 13(a)(ii)(3)(a) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account);

(b)	Second, to all Unitholders holding Subordinated Units, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Paragraph 13(a)(ii)(3)(b) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

(c)	Third, the balance, if any, to the General Partner.

(4)	If (A) a Net Termination Loss has been allocated pursuant to Paragraph 13(a)(ii)(3), (B) a Net Termination Gain or Net Termination Loss subsequently occurs (other than as a result of a Revaluation Event) prior to the conversion of the last Outstanding Subordinated Unit and (C) after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Paragraph 13(a)(ii)(1) or Paragraph 13(a)(ii)(2), as applicable, the Capital Account in respect of each Common Unit then Outstanding does not equal the amount such Capital Account would have been if Paragraph 13(a)(ii)(3) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Paragraph 13(a)(ii)(1) or Paragraph 13(a)(ii)(2), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss, as applicable, shall be specially allocated to the General Partner and all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Common Unit then Outstanding to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Paragraph 13(a)(ii)(1) or Paragraph 13(a)(ii)(2), as applicable.

iii.	Special Allocations. Notwithstanding any other provision of this Paragraph 13(a), the following special allocations shall be made for each taxable period in the following order:

(1)	Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Paragraph 13(a), if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Paragraph 13(a)(iii), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Paragraph 13(a)(iii) with respect to such taxable period (other than an allocation pursuant to Paragraphs 13(a)(iii)(6) and 13(a)(iii)(7)). This Paragraph 13(a)(iii)(1) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

Annex A-18

(2)	Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Paragraph 13(a) (other than Paragraph 13(a)(iii)(1)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Paragraph 13(a)(iii), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Paragraph 13(a)(iii), other than Paragraph 13(a)(iii)(1) and other than an allocation pursuant to Paragraphs 13(a)(iii)(6) and 13(a)(iii)(7), with respect to such taxable period. This Paragraph 13(a)(iii)(2) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(3)	Priority Allocations.

(a)	If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Paragraph 13(d)) with respect to an Outstanding Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Outstanding Unit for the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Paragraph 13(a)(iii)(3)(a) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(b)	Series A Preferred Unitholder Periodic Allocations. After the application of Paragraph 13(a)(iii)(3)(a), the remaining Partnership items of gross income and gain (including Unrealized Gain and Simulated Gain) for the taxable period shall be allocated to the Series A Preferred Unitholders, Pro Rata, in the following order:

(i)	first, an amount equal to the excess, if any, of (x) the cumulative Series A Preferred Yield from the Closing Date through the last day of such taxable period with respect to each Series A Preferred Unit that is Outstanding as of the last day of such taxable period, over (y) the cumulative gross income and gain allocated pursuant to this Paragraph 13(a)(iii)(3)(b)(i) from all prior taxable periods with respect to each Series A Preferred Unit that is Outstanding as of the last day of such taxable period;

(ii)	second, an amount equal to the excess, if any, of (x) the cumulative amount of distributions made pursuant to Paragraph 13(c)(iv) from the Closing Date through the last day of such taxable period (including any distributions made with respect to such taxable period within thirty (30) days of the end of such taxable period) with respect to each Series A Preferred Unit that is Outstanding as of the last day of such taxable period, over (y) the cumulative gross income and gain allocated pursuant to this Paragraph 13(a)(iii)(3)(b)(ii) from all prior taxable periods with respect to each Series A Preferred Unit that is Outstanding as of the last day of such taxable period; and

(iii)	third, an amount equal to the excess, if any, of (x) the cumulative amount of Net Loss allocated pursuant to Paragraph 13(a)(i)(2) for all prior taxable periods with

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respect to each Series A Preferred Unit that is Outstanding as of the last day of such taxable period, over (y) the cumulative gross income and gain allocated pursuant to this Paragraph 13(a)(iii)(3)(b)(iii) for all prior taxable periods with respect to each Series A Preferred Unit that is Outstanding as of the last day of such taxable period.

(c)	Holder Redemption Allocations. If any Series A Preferred Units are redeemed pursuant to Paragraph 8 (other than Paragraph 8(e)) and the Capital Account with respect to each such Unit does not equal the Holder Redemption Price, then items of gross income, gain, loss and deduction will be allocated to the Series A Unitholders whose Units are being redeemed, Pro Rata, in a manner such that, to the extent possible, the Capital Account balance with respect to each such Series A Unit equals the Holder Redemption Price; provided that such Capital Account balance shall be determined after giving effect to (x) all Capital Contributions made with respect to such Series A Preferred Unit, including any Capital Contributions made pursuant to Paragraph 8(j), (y) all distributions made with respect to such Series A Preferred Unit, including any distributions made pursuant to Paragraph 13(c) with respect to Unpaid Series A Preferred Yield as of the Redemption Date, and (z) all allocations made pursuant to this Paragraph 13 with respect to such Series A Preferred Unit for all periods. If, after making such allocations, the Capital Account balance with respect to each such Series A Unit does not equal the Holder Redemption Price, then (i) to the extent the Holder Redemption Price exceeds such Capital Account balance, the Partnership will make a guaranteed payment to the Series A Preferred Unitholders whose Series A Preferred Units are being redeemed in an aggregate amount equal to the amount of such excess for each Series A Preferred Unit being redeemed, and the deduction with respect to the guaranteed payments will be allocated 100% to the Common Unitholders, Pro Rata, or (ii) to the extent such Capital Account balance exceeds the Holder Redemption Price, the Partnership will make a guaranteed payment to the Common Unitholders, Pro Rata, in an aggregate amount equal to the amount of such excess for each Series A Preferred Unit being redeemed, and the deduction with respect to the guaranteed payments will be allocated 100% to the Series A Preferred Unitholders, Pro Rata.

(d)

Partnership Redemption Allocations. If any Series A Preferred Units are redeemed pursuant to Paragraph 8(e) and the Capital Account with respect to each such Unit does not equal the Partnership Redemption Price, then items of gross income, gain, loss and deduction will be allocated to the Series A Unitholders whose Units are being redeemed, Pro Rata, in a manner such that, to the extent possible, the Capital Account balance with respect to each such Series A Unit equals the Partnership Redemption Price; provided that such Capital Account balance shall be determined after giving effect to (x) all Capital Contributions made with respect to such Series A Preferred Unit, including any Capital Contributions made pursuant to Paragraph 8(j), (y) all distributions made with respect to such Series A Preferred Unit, including any distributions made pursuant to Paragraph 13(c) with respect to Unpaid Series A Preferred Yield as of the Redemption Date, and (z) all allocations made pursuant to this Paragraph 13 with respect to such Series A Preferred Unit for all periods. If, after making such allocations, the Capital Account balance with respect to each such Series A Unit does not equal the Partnership Redemption Price, then (i) to the extent the Partnership Redemption Price exceeds such Capital Account balance, the Partnership will make a guaranteed payment to the Series A Preferred Unitholders whose Series A Preferred Units are being redeemed in an aggregate amount equal to the amount of such excess for each Series A Preferred Unit being redeemed, and the deduction with respect to the guaranteed payments will be allocated 100% to the Common Unitholders, Pro Rata, or (ii) to the extent such Capital

Annex A-20

Account balance exceeds the Partnership Redemption Price, the Partnership will make a guaranteed payment to the Common Unitholders, Pro Rata, in an aggregate amount equal to the amount of such excess for each Series A Preferred Unit being redeemed, and the deduction with respect to the guaranteed payments will be allocated 100% to the Series A Preferred Unitholders, Pro Rata.

(e)	Liquidation Allocations. If upon the liquidation of the Partnership, the Capital Account with respect to each Series A Preferred Unit (after giving effect to all (i) contributions and distributions and (ii) allocations pursuant to this Paragraph 13 for all periods) does not equal the Series A Liquidation Preference Amount, then items of gross income, gain, loss and deduction will be allocated to the Series A Unitholders, Pro Rata, in a manner such that, to the extent possible, the Capital Account balance with respect to each such Series A Unit equals the Series A Liquidation Preference. If, after making such allocations, the Capital Account balance with respect to each such Series A Unit does not equal the Series A Liquidation Preference Amount, then (i) to the extent the Series A Liquidation Preference Amount exceeds such Capital Account balance, the Partnership will make a guaranteed payment to the Series A Preferred Unitholders, Pro Rata, in an aggregate amount equal to the amount of such excess for each Series A Preferred Unit, and the deduction with respect to the guaranteed payments will be allocated 100% to the Common Unitholders, Pro Rata, or (ii) to the extent such Capital Account balance exceeds the Series A Liquidation Preference Amount, the Partnership will make a guaranteed payment to the Common Unitholders, Pro Rata, in an aggregate amount equal to the amount of such excess for each Series A Preferred Unit, and the deduction with respect to the guaranteed payments will be allocated 100% to the Series A Preferred Unitholders, Pro Rata.

(f)	Interest Yield Payments. Any interest paid on the Holder Redemption Price at the Yield Rate pursuant to Paragraph 8(a) or on the Partnership Redemption Price at the Yield Rate pursuant to Paragraph 8(e) shall be treated as a Code Section 707(c) guaranteed payment and the items of deduction attributable to such guaranteed payment shall be allocated 100% to the Common Unitholders, Pro Rata.

(4)	Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Paragraph 13(a)(iii)(4) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Paragraph 13(a) have been tentatively made as if this Paragraph 13(a)(iii)(4) were not in this Agreement.

(5)	Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Paragraph 13(a)(iii)(5) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Paragraph 13(a) have been tentatively made as if Paragraph 13(a)(iii)(4) and this Paragraph 13(a)(iii)(5) were not in this Agreement.

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(6)	Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Common Unitholders, Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(7)	Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss. This Paragraph 13(a)(iii)(7) is intended to comply with Treasury Regulations Section 1.704-2(i)(1) and shall be interpreted consistently therewith.

(8)	Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Common Unitholders, Pro Rata.

(9)	Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Gain (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.4 of the Partnership Agreement, and such item of gain, loss, Simulated Gain or Simulated Loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(10)	Economic Uniformity; Changes in Law.

(a)

At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Paragraph 13(a)(iii)(3), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (i) the number of Final Subordinated Units held by such Partner and (ii) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for

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allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.4(c)(ii) of the Partnership Agreement does not otherwise provide such economic uniformity to the Final Subordinated Units.

(b)	For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Annex as provided in this Paragraph 13(a)(iii)(10) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

(11)	Curative Allocation.

(a)	Notwithstanding any other provision of this Paragraph 13(a), other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Paragraph 13(a) and Simulated Depletion and Simulated Loss had been included in the definition of Net Income and Net Loss. In exercising its discretion under this Paragraph 13(a)(iii)(11)(a), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Paragraph 13(a)(iii)(11)(a) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(b)	The General Partner shall, with respect to each taxable period, (1) apply the provisions of Paragraph 13(a)(iii)(11)(a) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Paragraph 13(a)(iii)(11)(a) among the Partners in a manner that is likely to minimize such economic distortions.

(12)

Special Curative Allocation in Event of Certain Liquidations. Notwithstanding any other provision of this Paragraph 13(a) (other than the Required Allocations), if (1) the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit and (2) after having made all other allocations provided for in this Paragraph 13(a) for the taxable period in which the Liquidation Date occurs, the Capital Account in respect of each then Outstanding Common Unit does not equal the amount such Capital Account would have been if Paragraph 13(a)(ii)(3) and Paragraph 13(a)(ii)(4) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Paragraph 13(a)(ii)(1) and Paragraph 13(a)(ii)(2), as applicable, then items of income, gain, loss and deduction for such taxable period shall be reallocated among all Unitholders in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the

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amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Paragraph 13(a)(ii)(1) and Paragraph 13(a)(ii)(2), as applicable. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Capital Account balances described above, (x) items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from the Unitholders holding Subordinated Units to Unitholders holding Common Units and (y) items of deduction and loss that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Common Units to Unitholders holding Subordinated Units. In the event that (1) the Liquidation Date occurs on or before the date (not including any extension of time prescribed by law) for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (2) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Paragraph 13(a)(iii)(12) fails to achieve the Capital Account balances described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among the General Partner and all Unitholders in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Paragraph 13(a)(iii)(12), cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Paragraph 13(a)(ii)(1) and Paragraph 13(a)(ii)(2), as applicable.

(13)	Allocations of GP Items. All GP Items shall, to the maximum extent possible, be allocated to the Series A Preferred Unitholders and the holders (other than the General Partner) of the Common Units in accordance with the provisions of this Paragraph 13(a).

(14)	Equalization of Capital Accounts With Respect to Privately Placed Units. Unrealized Gain or Unrealized Loss deemed recognized as a result of a Revaluation Event shall first be allocated to the (A) Unitholders holding Privately Placed Units, Pro Rata, or (B) Unitholders holding Common Units (other than Privately Placed Units), Pro Rata, as applicable, to the extent necessary to cause the Capital Account in respect of each Privately Placed Unit then Outstanding to equal the Capital Account in respect of each Common Unit (other than Privately Placed Units) then Outstanding.

(15)	Allocations Regarding Certain Payments Made to Employees and Other Service Providers. Consistent with the provisions of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to any employee or other service provider of the Partnership Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then any items of deduction or loss resulting from or attributable to such transfer shall be allocated to the Partner (or its successor) that made such transfer and was deemed to have contributed such property to the Partnership pursuant to Section 5.8 of the Partnership Agreement.

(16)

Converted Series A Preferred Units; Economic Uniformity. With respect to any taxable period ending upon, or after, a Conversion Date, items of Partnership income, gain, deduction and loss shall be allocated to each Series A Preferred Unitholder holding converted Series A Preferred Units until each such Partner has been allocated an amount of Partnership income, gain, deduction and loss that increases, or decreases, as the case may be, the Capital Account maintained with respect to such converted Series A Preferred Units to an amount equal to the product of (A) the number of converted Series A Preferred Units and (B) the Per Unit Capital Amount for a Common Unit. For purposes of this Paragraph 13(a)(iii)(16), the

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Capital Account maintained with respect to a converted Series A Preferred Unit shall give effect to (i) all Capital Contributions made with respect to such Series A Preferred Unit, including any Capital Contributions made pursuant to Paragraph 5(d) or Paragraph 6(b), (ii) all distributions made with respect to such Series A Preferred Unit, including any distributions made pursuant to Paragraph 13(c) with respect to Unpaid Series A Preferred Yield as of the Conversion Date and pursuant to Paragraph 5(d) or Paragraph 6(b) with respect to the Common Unit into which such Series A Preferred Unit was converted, and (iii) all allocations made pursuant to such converted Series A Preferred Unit for all periods. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Series A Preferred Units and the Capital Accounts underlying Common Units.

iv.	Simulated Basis; Simulated Depletion and Simulated Loss; Simulated Gain; Amount Realized.

(1)	Simulated Basis. For purposes of determining and maintaining the Partners’ Capital Accounts, (i) the initial Simulated Basis of each oil and gas property (as defined in Section 614 of the Code) of the Partnership shall be allocated among the Common Unitholders, Pro Rata and (ii) if the Carrying Value of an oil and gas property (as defined in Section 614 of the Code) is adjusted pursuant to Section 5.4(d) of the Partnership Agreement, the Simulated Basis of such property (as adjusted to reflect the adjustment to the Carrying Value of such property), shall be allocated to the Common Unitholders, Pro Rata.

(2)	Simulated Depletion and Simulated Loss. For purposes of applying clause (z) of the second sentence of Section 5.4(a) of the Partnership Agreement, Simulated Depletion and Simulated Loss with respect to each oil and gas property (as defined in Section 614 of the Code) of the Partnership shall reduce each Partner’s Capital Account in proportion to the manner in which the Simulated Basis of such property is allocated among the Partners pursuant to Paragraph 13(a)(iv)(1).

(3)	Simulated Gain. For purposes of applying clause (iii) of the second sentence of Section 5.4(a) of the Partnership Agreement, Simulated Gain for any taxable period will be treated as included in either Net Income or Net Loss and allocated pursuant to Paragraph 13(a)(i).

(4)	Amount Realized. For purposes of Treasury Regulation Sections 1.704-1(b)(2)(iv)(k)(2) and 1.704-1(b)(4)(iii), the amount realized on the disposition of any oil and gas property (as defined in Section 614 of the Code) of the Partnership shall be allocated (i) first to the Partners in an amount equal to the remaining Simulated Basis of such property in the same proportions as the Simulated Basis of such property was allocated among the Partners pursuant to Paragraph 13(a)(iv)(1), and (ii) any remaining amount realized shall be allocated to the Partners in the same ratio as Simulated Gain from the disposition of such oil and gas property is allocated pursuant to Paragraph 13(a)(i).

b.	Allocations for Tax Purposes

i.	Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Paragraph 13(a).

ii.

The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for federal income tax purposes separately by the Partners rather than by the Partnership in accordance with Section 613A(c)(7)(D) of the Code. Except as provided in Paragraph 13(b)(iii), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Partnership under Section 754 of the Code), the adjusted tax basis of each oil and gas property (as defined in Section 614 of the Code) that is (i) a Contributed Property shall initially be allocated among the non-contributing

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Common Unitholders, Pro Rata, but not in excess of any such Partner’s share of Simulated Basis as determined pursuant to Paragraph 13(a)(iv)(1), and (ii) not a Contributed Property or an Adjusted Property shall initially be allocated to the Partners in proportion to each such Partner’s share of Simulated Basis as determined pursuant to Paragraph 13(a)(iv)(1). If there is an event described in Section 5.4(d) of the Partnership Agreement, the General Partner shall reallocate the adjusted tax basis of each oil and gas property in a manner (i) consistent with the principles of Section 704(c) of the Code and (ii) that maintains the federal income tax fungibility of the Units.

Each Partner shall separately keep records of his share of the adjusted tax basis in each oil and gas property, allocated as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his gain or loss on the disposition of such property by the Partnership.

iii.	In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Paragraph 13(a)(iii)(10)); provided that, in all events, the General Partner shall apply the “remedial allocation method” in accordance with the principles of Treasury Regulation Section 1.704-3(d). For purposes of applying the “remedial allocation method” to oil and gas properties (i) the amount by which any Partner’s Capital Account is adjusted for Simulated Depletion shall be treated as an amount of book depletion allocated to such Partner and (ii) the amount of cost depletion computed by such Partner under Section 613A(c)(7)(D) of the Code shall be treated as an amount of tax depletion allocated to such Partner.

iv.	The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Units, so long as such conventions would not have a material adverse effect on the Limited Partners or Record Holders of any class or classes of Limited Partner Interests.

v.	In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Paragraph 13(b), be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

vi.	All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

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vii.	Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each Quarter and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership’s Units are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Closing Date occurs shall be allocated to the Partners who are issued Units as a result of the transactions contemplated by the Contribution Agreement and the Underwriting Agreement; and provided, further, that each item of Partnership income, gain, loss and deduction for the period beginning on the Contribution Date and ending the date immediately before the Closing Date shall be allocated to the Partners holding Units on the date immediately before the Closing Date; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership’s Units are listed or admitted to trading on the first Business Day of the month in which such item is recognized for U.S. federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

viii.	Allocations that would otherwise be made to a Partner under the provisions of this Paragraph 13 shall instead be made to the beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

ix.	If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

c.	Distributions Prior to Liquidation. Notwithstanding Section 6.3(b) of the Partnership Agreement and except as otherwise provided in Paragraph 8, prior to the liquidation of the Partnership in accordance with Section 12.4 of the Partnership Agreement, in the sole discretion of the General Partner, cash or other property of the Partnership shall be distributed to the Partners in the following order and priority; provided, however, that distributions pursuant to clause i below shall be made in cash only:

i.	First, 100% to the Series A Preferred Unitholders (ratably among the Series A Preferred Unitholders based on the aggregate Unpaid Series A Preferred Yield of each such Series A Preferred Unitholder’s Series A Preferred Units accrued through the last day of the immediately preceding calendar quarter), until the aggregate Unpaid Series A Preferred Yield of each such Series A Preferred Unit accrued through the last day of the immediately preceding calendar quarter has been reduced to zero; and then

ii.	Second, in respect of each calendar year, 100% to the Common Unitholders and the Subordinated Unitholders, apportioned in accordance with Sections 6.3, 6.4 and 6.5 of the Partnership Agreement, as applicable, until there has been distributed pursuant to this Paragraph 13(c)(ii) an aggregate amount in respect of such calendar year equal to 10% of the aggregate Interest Fair Market Value of the outstanding Common Units and Subordinated Units as of the first day of such calendar year; and then

iii.	Finally, 100% to the Common Unitholders and the Subordinated Unit holders, on the one hand, and the Series A Preferred Unitholders, on the other hand, Pro Rata. Amounts distributed to the Common and Subordinated Unitholders pursuant to Paragraph 13(c)(i) shall be apportioned in accordance with Sections 6.3, 6.4 and 6.5 of the Partnership Agreement, as applicable.

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Distributions under this Paragraph 13(c) shall be made to the Unitholders each calendar quarter no later than thirty (30) days following the last day of each calendar quarter. The General Partner shall be entitled to establish record dates for the payment of distributions and adopt any other procedures deemed by the General Partner to be necessary or appropriate in order to effect the provisions of this Paragraph 13(c).

Subject to the contractual obligations of the Partnership and the Partnership Act and other Applicable Laws, the Partnership shall distribute to the Unitholders an aggregate amount of cash with respect to each calendar year (for purposes of this Paragraph 13(c), any distribution in January being deemed to be a distribution with respect to the previous calendar year unless such distribution is specified by the General Partner as being deemed to be a distribution with respect to a different calendar year) at least equal to fifty percent (50%) of the Partnership’s EBITDAX for such calendar year, unless otherwise determined by the General Partner.

Promptly following the determination of the Partnership’s EBITDAX for each calendar year, the General Partner shall calculate the cash distributions, if any, to be made to the Unitholders in order to comply with this Paragraph 13(c) and shall make any such additional distribution in respect of such calendar year in order to cause the aggregate cash distributions to Unitholders in respect of such calendar year to meet the requirements of this Paragraph 13(c).

The Partnership will make distributions of (i) cash (other than GP Available Cash), if any, to the Unitholders in accordance with this Paragraph 13(c) and (ii) GP Available Cash, if any, to the Unitholders (other than the General Partner) pursuant to the provisions of this Paragraph 13(c).

d.	Distributions in Liquidation. In connection with the liquidation of the Partnership pursuant to Section 12.4 of the Partnership Agreement, any cash available for distribution in connection with such liquidation shall first be used to make liquidating distributions to the Series A Preferred Unitholders pursuant to and in accordance with Section 12.4(c) of the Partnership Agreement, and any remaining cash of the Partnership shall be distributed to the Common Unitholders and Subordinated Unitholders pursuant to and in accordance with Section 12.4(c) of the Partnership Agreement.

14.	Right to Acquire Limited Partner Interests. Notwithstanding anything herein or in the Partnership Agreement to the contrary, the terms of Article XV of the Partnership Agreement shall not apply while this Annex remains in effect.

15.	Right to Vote Units. Notwithstanding anything to the contrary in the Partnership Agreement, the restrictions in the definition of “Outstanding” that apply to Persons that beneficially own 15% or more of any class of Partnership Interests shall not restrict a Series A Preferred Unitholder from voting all, and being deemed present with respect to all, of his, her or its Series A Preferred Units on any matter.

16.	Other Modifications to Partnership Agreement. For purposes of determining the Percentage Interest of any Unitholder with respect to Series A Preferred Units as of any date of determination, each Series A Preferred Unit shall be deemed to have converted into the number of Common Units and Subordinated Units into which such Series A Preferred Unit is convertible as of such date at the then applicable Conversion Price and Conversion Rate, and such Common Units and Subordinated Units shall be deemed to be Outstanding Units and such Series A Preferred Units shall be deemed not to be Outstanding Units.

17.	Invalidity of Provisions.

a.	If any provision or part of a provision of this Annex is or becomes, for any reason, invalid, illegal or unenforceable in any respect (including because the enactment of such provision or part of a provision was prohibited by the Organizational LP Partnership Agreement), the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby, and this Annex shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

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b.	If this Annex, when read together with the Partnership Agreement, fails to include any provision, or part of a provision, from the Organizational LP Partnership Agreement that was required to be included herein (a “required provision”) by virtue of any provision of the Organizational LP Partnership Agreement, this Annex shall, to the fullest extent permitted by law, be reformed and construed as if such provision, or part of a provision, had been included herein (it being understood that any required provision that relates solely to the rights or preferences of the Series A Preferred Units or Unitholders shall be included in this Annex and any other required provision shall be included in the Partnership Agreement). Any provision or part of a provision of this Annex that conflicts with any such required provision shall be reformed and construed as if such conflicting provision had never been contained herein. The terms of this Annex shall only be modified by this Paragraph 14(b) to the extent necessary to give effect to such required provision.

18.	Effectiveness. This Annex shall be deemed to be effective upon execution by the General Partner.

19.	Termination. Except for the right of a holder of Series A Preferred Units to receive Common Units and Subordinated Units and certain payments as expressly set forth in Paragraph 6, in the case of conversion of Series A Preferred Units, or Paragraph 8, in the case of redemption of Series A Preferred Units, this Annex shall automatically terminate and be of no further force and effect at such time as no Series A Preferred Units remain outstanding.

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first written above.

BLACK STONE MINERALS GP, L.L.C.

By:	/s/ Steve Putman
Name: Steve Putman
Title: Senior Vice President, General Counsel, and Secretary

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